EXECUTION COPY


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                               U.S. $125,000,000
                               CREDIT AGREEMENT

                                     AMONG

                 TRANSPORTATION MANUFACTURING OPERATIONS, INC
                                AS THE BORROWER,

                          THE LENDERS PARTIES HERETO,
                                      AND

                                   NBD BANK,
                            AS ADMINISTRATIVE AGENT


                ===============================================




                        Dated as of October 1, 1996


                                  TABLE OF CONTENTS

                                                                    Page

             ARTICLE I
                  DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . . .  1
                  SECTION 1.01.  Certain Defined Terms  . . . . . . .  1
                  SECTION 1.02.  Computation of Time Periods  . . .   19
                  SECTION 1.03.  Accounting Terms . . . . . . . . .   20

             ARTICLE II
                  AMOUNTS AND TERMS OF THE ADVANCES . . . . . . . .   20
                  SECTION 2.01.  The Advances . . . . . . . . . . .   20
                  SECTION 2.02.  Making the Advances  . . . . . . .   20
                  SECTION 2.03.  Swing Line Loans . . . . . . . . .   23
                  SECTION 2.04.  Letters of Credit  . . . . . . . .   24
                  SECTION 2.05.  Facility Fees; Administrative Agent's
                            and Arranger's Fees . . . . . . . . . .   31
                  SECTION 2.06.  Termination and Reduction of the
                            Commitments . . . . . . . . . . . . . .   31
                  SECTION 2.07.  Repayment and Prepayment of Advances 31
                  SECTION 2.08.  Interest on Advances; Default Rate   34
                  SECTION 2.09.  Interest Rate Determination  . . .   35
                  SECTION 2.10.  Voluntary Conversion or Continuation
                            of Advances . . . . . . . . . . . . . .   35
                  SECTION 2.11.  Increased Costs  . . . . . . . . .   36
                  SECTION 2.12.  Payments and Computations  . . . .   37
                  SECTION 2.13.  Taxes  . . . . . . . . . . . . . .   38
                  SECTION 2.14.  Sharing of Payments, Etc . . . . .   40
                  SECTION 2.15.  Evidence of Debt . . . . . . . . .   40
                  SECTION 2.16.  Use of Proceeds  . . . . . . . . .   41
                  SECTION 2.17.  Margins, Applicable Facility Fees and
                            Applicable Letter of Credit Fees  . . .   41

             ARTICLE III
                  CONDITIONS OF LENDING . . . . . . . . . . . . . .   42
                  SECTION 3.01.  Condition Precedent to Effectiveness 42
                  SECTION 3.02.  Conditions Precedent to Each
                            Borrowing . . . . . . . . . . . . . . .   46
                  SECTION 3.03.  Conditions Precedent to Letter of
                            Credit  . . . . . . . . . . . . . . . .   46

             ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES  . . . . . . . . .   47
                  SECTION 4.01.  Representations and Warranties of the
                            Borrower  . . . . . . . . . . . . . . .   47

             ARTICLE V
                  COVENANTS OF THE BORROWER . . . . . . . . . . . .   52
                  SECTION 5.01.  Affirmative Covenants  . . . . . .   52
                  SECTION 5.02.  Negative Covenants . . . . . . . .   57
                  SECTION 5.03.  Financial Covenants  . . . . . . .   65

             ARTICLE VI
                  EVENTS OF DEFAULT . . . . . . . . . . . . . . . .   66
                  SECTION 6.01.  Events of Default  . . . . . . . .   66

             ARTICLE VII
                  THE ADMINISTRATIVE AGENT  . . . . . . . . . . . .   70
                  SECTION 7.01  Appointment; Nature of Relationship   70
                  SECTION 7.02  POWERS  . . . . . . . . . . . . . .   71
                  SECTION 7.03  GENERAL IMMUNITY  . . . . . . . . .   71
                  SECTION 7.04  NO RESPONSIBILITY FOR LOANS,
                          CREDITWORTHINESS, RECITALS, ETC . . . . .   71
                  SECTION 7.05  Action on Instructions of Lenders .   72
                  SECTION 7.06  EMPLOYMENT OF AGENTS AND COUNSEL  .   72
                  SECTION 7.07  RELIANCE ON DOCUMENTS; COUNSEL  . .   72
                  SECTION 7.08  THE ADMINISTRATIVE AGENT'S
                            REIMBURSEMENT AND INDEMNIFICATION . . .   72
                  SECTION 7.09  RIGHTS AS A LENDER  . . . . . . . .   73
                  SECTION 7.10  LENDER CREDIT DECISION  . . . . . .   73
                  SECTION 7.11  SUCCESSOR ADMINISTRATIVE AGENT  . .   73
                  SECTION 7.12.  Loan Documents . . . . . . . . . .   74

             ARTICLE VIII
                  MISCELLANEOUS . . . . . . . . . . . . . . . . . .   74
                  SECTION 8.01.  Amendments, Etc  . . . . . . . . .   75
                  SECTION 8.02.  Notices, Etc . . . . . . . . . . .   75
                  SECTION 8.03.  No Waiver; Remedies  . . . . . . .   75
                  SECTION 8.04.  Costs, Expenses and Indemnification  76
                  SECTION 8.05.  Right of Set-off . . . . . . . . .   78
                  SECTION 8.06.  Binding Effect . . . . . . . . . .   79
                  SECTION 8.07.  Assignments and Participations . .   79
                  SECTION 8.08.  Governing Law  . . . . . . . . . .   81
                  SECTION 8.09.  Execution in Counterparts  . . . .   81
                  SECTION 8.10.  Consent to Jurisdiction; Service of
                            Process . . . . . . . . . . . . . . . .   81
                  SECTION 8.11.  WAIVER OF TRIAL BY JURY; WAIVER OF
                            BOND; ADVICE OF COUNSEL . . . . . . . .   82
                  SECTION 8.12.  Confidentiality  . . . . . . . . .   83
                  SECTION 8.13.  Agreement Regarding Letters of
                            Credit  . . . . . . . . . . . . . . . .   84
                  SECTION 8.14.  NO STRICT CONSTRUCTION   . . . . .   84
                  SECTION 8.15.  RATABLE PAYMENTS . . . . . . . . .   84
                  SECTION 8.16.  APPLICATION OF PAYMENTS  . . . . .   84
                  SECTION 8.17.  RELATIONS AMONG LENDERS  . . . . .   85


                  EXHIBITS

                  Exhibit A     Form of Assignment and Acceptance
                  Exhibit B     Form of Guaranty
                  Exhibit C-1   Form of Note
                  Exhibit C-2   Form of Swing Line Note
                  Exhibit D     Form of Notice of Borrowing
                  Exhibit E     Form of Notice of Letter of Credit Issuance
                  Exhibit F-1   Form of Special Counsel's Opinion
                  Exhibit F-2   Form of Corporate Counsel's Opinion
                  Exhibit G     Form of Compliance Certificate

                  SCHEDULES

                  Schedule 1.01       -   List of Applicable Lending Offices
                                            and Notice Addresses
                  Schedule 4.01(b)    -   List of Subsidiaries and Subsidiary
                                            Guarantors
                  Schedule 4.01(g)    -   Litigation
                  Schedule 4.01(k)    -   Pension Plans, Foreign
                                          Pension Plans, Etc.
                  Schedule 5.02(a)    -   Permitted Existing Debt and Contin-
                                            gent Obligations.
                  Schedule 5.02(c)    -   Permitted Existing Investments
                  Schedule 5.02(d)    -   List of Certain Bonds
                  Schedule 5.02(l)    -   Tax Distribution Calculations



                         CREDIT AGREEMENT

                  Dated as of October 1, 1996

             TRANSPORTATION MANUFACTURING OPERATIONS, INC., a Delaware corporation (the "Borrower"), the "Lenders" (as defined below) parties from time to time hereto and NBD BANK, as contractual representative (the "Administrative Agent") for the Lenders hereunder, hereby agree as follows:

                             ARTICLE I
                 DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1.  CERTAIN DEFINED TERMS.  As used in this
   Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "Adjusted Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) at which deposits in U.S. dollars are offered by the Administrative Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to its Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage.

             "Advance" means (i) with respect to a Lender, an advance by a Lender to the Borrower as part of a Borrowing made pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Advance and (ii) in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.03 hereof, all of which shall be Base Rate Advances.

             "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, by contract or otherwise.

             "Agreement" means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

             "Alternate Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

                  (a)  the Prime Rate;

                  (b) the sum of (A) 0.625% per annum plus (B) the Federal Funds Rate.

             "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

             "Arranger" means First Chicago Capital Markets,
        Inc.

             "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

             "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible
        Assignee, and accepted by the Administrative Agent, in substantially the form of EXHIBIT A hereto.

             "Base Rate Advance" means an Advance which bears interest as provided in Section 2.08(a).

             "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day pursuant to the same Notice of Borrowing by each of the Lenders pursuant to Section 2.01.

             "Business Day" means a day of the year on which banks are not required or authorized to close in Detroit, Michigan and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

             "Canadian Debt" has the meaning specified in
        Section 5.02(a)(vii).

             "Capital Lease" means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

             "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

             "Capitalization Ratio" means, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) the sum of Consolidated Total Debt plus
        Consolidated Net Worth, in each case determined as of such date of determination.

             "Cash Equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least AA from S&P or at least Aa2 from Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;
        (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each Lender and each such commercial bank herein called a "Cash Equivalent Bank"); (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (whether such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank);
        (vi) any demand deposit and cash management accounts maintained with any Cash Equivalent Bank; and
        (vii) bank instruments maturing within one year from the date of acquisition thereof issued by a bank or trust company (or a branch or affiliate thereof), organized under the laws of the United Mexican States, Canada, any European Economic Community country, Japan or any other country, that has an A-1 or P-1 commercial paper rating or is rated AA or better by S&P or Aa2 or better by Moody's on its long-term debt having capital, surplus and individual profits aggregating at least $1,000,000,000.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Commitment" has the meaning specified in
        Section 2.01.

             "Company" means Motor Coach Industries
        International, Inc., a Delaware corporation.

             "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds paid on account of the loss or damage to the assets being replaced or restored or
        (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or should be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

             "Consolidated EBITDA" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income,
        (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense and (v) total amortization expense plus other non-cash items deducted in arriving at Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.

             "Consolidated Interest Expense" means, for any period, total interest expense (including the interest component as determined in accordance with GAAP of all rents paid under Capital Leases and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Borrower and its Subsidiaries, including, without limitation, all financial interest expense, the facility fees payable pursuant to Section 2.05(a) hereof and all fees, commissions, discounts and other charges with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, in any event, any amortization or payment of Non-Recurring Financing Fees.

             "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period,
        (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries,
        (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to returned surplus assets of any Pension Plan, (v) any after-tax gains or losses on sales or dispositions of assets other than sales or dispositions of buses, coaches, leases or notes receivable in the ordinary course of business consistent with past practice and (vi) (to the extent not included in clauses (i) through (v) above) any net extraordinary gains or net extraordinary losses including, without limitation, the loss in the amount of $5,000,000 reflected on the Borrower's financial statements dated as of June 30, 1996 from discontinued operations of the Borrower's transit bus business.

             "Consolidated Net Worth" means the stockholders equity of the Borrower, determined in conformity with GAAP.

             "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid under all operating leases and the principal portion (as determined in accordance with GAAP) of all rents paid under all Capital Leases of the Borrower and its Subsidiaries as lessee.

             "Consolidated Total Debt" means, as at any date of determination, the aggregate amount of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

             "Contingent Obligation," as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) Financial Guaranties, (ii) Interest Rate Agreements or Currency Agreements, (iii) obligations to repurchase coach or bus leases or chattel paper, (iv) first loss or similar arrangements entered into in connection with sales of receivables, and (v) surety bonds issued for the account of that Person or as to which that Person is otherwise liable for reimbursement. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
        (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses
        (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence (it being agreed and understood that Contingent Obligations do not include Residual Value Guaranties, Trade-In Value Guaranties or obligations to repurchase buses and coaches incurred in connection with sales of such buses and coaches). The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

             "Convert," "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.10.

             "Credit Level" means, for the purposes of determining the Margin, the amount of facility fees payable under Section 2.05(a) or the letter of credit fees payable under Section 2.04(e)(ii) as of any date of determination, Level 1, Level 2, Level 3 or Level 4, as applicable, determined (a) by reference to the Borrower's debt ratings (as in effect on such date of determination) if the Borrower's senior unsecured non-credit-enhanced, long-term debt ("Rated Debt") carries an investment grade rating by S&P and Moody's or (b) if the Borrower's Rated Debt does not carry an investment grade rating by both S&P and Moody's, by reference to the Borrower's Leverage Ratio (determined, as of any date of determination, based upon the most recent financial statements delivered by the Borrower pursuant to Section 5.01(a) on or prior to such date of determination), as follows:

        Level 1: (a) the Borrower's Rated Debt is rated by at least two of S&P, Moody's and NAIC and is not rated below BBB+ by S&P, Baa1 by Moody's or NAIC 1 by NAIC or (b) if the Borrower's Rated Debt is not rated by any two such rating agencies, the Leverage Ratio is less than or equal to 2.50 to 1.00;

        Level 2: (a) the Borrower's Rated Debt is rated by at least two of S&P, Moody's and NAIC, does not meet the requirements for Level 1 set forth above and is not rated below BBB by S&P, Baa2 by Moody's or NAIC 2 by NAIC or (b) if Borrower's Rated Debt is not rated by any two such rating agencies, the Leverage Ratio is greater than 2.50 to 1.00 and less than or equal to 3.00 to 1.00;

        Level 3: the Borrower's credit ratings or, if applicable, the Leverage Ratio are such that neither the requirements for Level 1 or 2, set forth above, nor the requirements for Level 4, set forth below, are satisfied;

        Level 4: (a) the Borrower's Rated Debt is not rated by at least two of S&P, Moody's and NAIC or is rated BBB- or less by S&P, Baa3 or less by Moody's or NAIC 2 or less by NAIC, or (b) the Leverage Ratio is equal to or greater than
                  4.00 to 1.00;

        provided, however, that if, as of any date of determination, the Borrower's Rated Debt is not rated by at least two of S&P, Moody's and NAIC and the Borrower shall have failed to deliver financial statements in accordance with Sections 5.01(a)(i) and 5.01(a)(ii), and such failure shall be continuing, the Borrower's Credit Level shall be Level 4. In the event that there is a split in Credit Levels between the credit ratings of S&P and Moody's, the stronger rating of those two agencies (yielding the lower Margin) shall be applicable.

             The Credit Levels as set forth above (which in all events shall be controlling) are also set forth in the table below for the convenience of the parties hereto:

            Credit      Rated Debt                  Leverage
            Level       (by at least                Ratio
                        two agencies)

            Level 1     S&P: BBB+ or better          > 2.50 to
                        Moody's: BAA1 or better      1.00
                        NAIC: NAIC1 or
                        better

            Level 2     S&P: BBB or better           > 2.50 to 1.00
                        Moody's: Baa2 or better      and
                        NAIC: NAIC2 or better        < 3.00 to 1.00
                        (but Level 1 not
                        satisfied)

            Level 3     No other level applicable    No other level applicable

            Level 4     S&P: BBB- or worse           > 4.00 to 1.00
                        Moody's: Baa3 or worse
                        NAIC: NAIC2 or worse
                        or not rated

             "Currency Agreement" means (a) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or (b) any other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against currency risks.

             "Debt" means, with respect to any Person,
        (i) indebtedness of such Person for borrowed money,
        (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
        (iii) obligations of such Person to pay the deferred purchase price of property or services, excluding trade payables or accrued expenses arising in the ordinary course of business, (iv) obligations of such Person as lessee under Capital Leases, (v) obligations of such Person under any financing lease or so-called "synthetic" lease transactions (it being expressly understood that "synthetic" lease does not mean any operating lease in the ordinary course of the Borrower's business) and (vi) Financial Guaranties.

             "Dina" means Consorcio G Grupo Dina, S.A. de C.V.

             "Dina Distribution" means a distribution, in an amount not exceeding $30,000,000, by the Borrower in respect of its shares of common stock paid to the Company.

             "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
        SCHEDULE 1.01 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

             "Effective Date" means the first date, if any, on or before October 1, 1996, upon which each of the conditions precedent to the effectiveness of this Agreement set forth in Section 3.01 are satisfied or waived.

             "Eligible Assignee" means any financial
        institution or entity engaged in the business of extending revolving credit which has combined capital and surplus of not less than $50,000,000 or which is an Affiliate of the assigning Lender and, in either such case, which financial institution is acceptable to the Administrative Agent (the approval of the Administrative Agent not to be unreasonably withheld).

             "Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof or Canada or any Province thereof and which relate to the environment or the release of any materials into the environment.

             "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital
        Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

             "ERISA" means the Employee Retirement Income
        Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

             "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

             "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the imposition of an obligation on the administrator of any Pension Plan to provide affected parties with a notice of intent to terminate such Pension Plan pursuant to
        Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in
        Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
        (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under
        Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments;
        (vi) failure by any Subsidiary or ERISA Affiliate to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment; (vii) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to
        Section 307 of ERISA; (viii) the institution by the PBGC or any similar governmental authority of proceedings to terminate a Pension Plan, pursuant to
        Section 4042 of ERISA, or a Foreign Pension Plan, or the occurrence of any event or condition which, in the reasonable judgment of the Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan or (ix) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan.

             "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on
        SCHEDULE 1.01 hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

             "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.08(b).

             "Eurodollar Rate Reserve Percentage" for any
        Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

             "Events of Default" has the meaning specified in
        Section 6.01.

             "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
        Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

             "Financial Guaranties" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend or other payment obligation of another if the primary purpose or intent thereof by the Person incurring such liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings to the extent such letter of credit supports a financial instrument or any Debt (it being agreed and understood that Financial Guaranties do not include (a) Residual Value Guaranties, Trade-In Value Guaranties or obligations to repurchase buses and coaches incurred in connection with sales of such buses and coaches or (b) "first-loss" or similar arrangements entered into in connection with the sale of receivables whereby the seller is obligated to pay the purchaser all or any portion of any such receivables that are not paid when due).

             "Financing" means, with respect to any Person, the issuance by such Person of any Debt consisting of debt securities of such Person pursuant to a registered offering or private placement or the incurrence of obligations under bank credit facilities other than the Obligations under this Agreement.

             "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

             "Foreign Pension Plan" means any Foreign Employee
        Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

             "Foreign Subsidiary" means MCIL, TMO Holdings, MCIL Holdings, Limited, and any other Subsidiary of the Borrower that is incorporated under the laws of a jurisdiction outside the United States of America.

             "GAAP" means generally accepted accounting principles in effect from time to time, applied in a manner consistent with that used in preparing the historical financial statements referred to in Section 4.01(f) hereof; provided, however, that with respect to the calculation of financial ratios, financial covenants and other financial tests (and the various components thereof) required by this Agreement, "GAAP" means such generally accepted accounting principles as in effect as of the Effective Date, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(f) hereof.

             "Gross Negligence" means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Administrative Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

             "Guaranties" means, collectively, the Subsidiary Guaranty dated as of the date hereof, executed by each of the Subsidiary Guarantors (other than any Foreign Subsidiary) in favor of the Administrative Agent, a copy of which is annexed as EXHIBIT B hereto, and any other guaranty of the obligations, in form and substance satisfactory to the Administrative Agent, executed by any Subsidiary of the Borrower after the Effective Date in accordance with Section 5.02(e)(ii), in each case as such Guaranties may be amended, restated, supplemented or otherwise modified from time to time.

             "Initial Rate Adjustment Date" has the meaning specified in the definition of "Margin."

             "Insufficiency" means, with respect to any Pension
        Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

             "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance, or on the date of continuation of such Advance as a Eurodollar Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:

                  (i)  the Borrower may not select any Interest
             Period which ends after the Termination Date;

                  (ii)  Interest Periods commencing on the same
             date for Advances comprising part of the same
             Borrowing shall be of the same duration;

                  (iii)  whenever the last day of any Interest
             Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                  (iv)  there shall be no more than ten Interest
             Periods relating to Eurodollar Rate Advances outstanding at any time; and

                  (v)  notwithstanding the foregoing, for the
             90-day period following the Effective Date, at the option of the Administrative Agent, the Administrative Agent may require the Borrower to select only one-month Interest Periods all of which shall expire on the same day.

             "Interest Rate Agreement" means (a) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or (b) any other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against interest rate risks.

             "Investment" means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, stock, notes or other securities of any other Person, or a joint venture or partnership interest or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than a Subsidiary of the Borrower) including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business (it being agreed and understood that financing provided by MCI Acceptance Corp. or BusLease, Inc. for customers of the Borrower and its Subsidiaries is considered to be in the ordinary course of business for this purpose). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

             "Issuing Lender" means, with respect to any Letter of Credit, the Lender that agrees or is otherwise obligated to issue such Letter of Credit, which Lender shall be determined in accordance with the provisions of Section 2.04.

             "Lenders" means (a) the lenders listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 8.07 and (b) the Swing Line Bank.

             "Letter of Credit" means any standby letter of credit issued by an Issuing Lender for the account of the Borrower pursuant to Section 2.04.

             "Letter of Credit Exposure" means, as to any Lender, the aggregate amount of such Lender's participations in Letters of Credit plus, in the case of any Lender that is an Issuing Lender, the aggregate amount of Letters of Credit issued by such Lender less the aggregate amount of the participations of other Lenders in such Letter of Credit.

             "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by any Issuing Lender and not theretofore reimbursed by the Borrower.

             "Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDA, determined as of the last day of each fiscal quarter for the four fiscal quarter period then ended.

             "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

             "Loan Documents" means this Agreement, the Notes, the Guaranties and any other documents or instruments required hereunder in relation thereto, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

             "Majority Lenders" means at any time the Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments; and provided, further, no Lender which shall have failed to fund its pro rata share of any Advance requested by the Borrower or any Swing Line Loan as requested by the Administrative Agent which such Lender is obligated to fund under the terms of this Agreement shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or
        (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments for so long as such failure has not been cured).

             "Management Contracts" has the meaning specified in Section 3.01(c).

             "Margin" means: (1) with respect to Eurodollar Rate Advances: (A) 0.95% per annum with respect to any Eurodollar Rate Advance outstanding as of any date of determination prior to the date (the "Initial Rate Adjustment Date") occurring six (6) months after the Effective Date; provided, however, such margin shall be 1.10% per annum for any time during such period that the Borrower's Leverage Ratio was equal to or greater than 4.00 to 1.00 or (B) with respect to any Eurodollar Rate Advance outstanding on or after the Initial Rate Adjustment Date, the margin percentages for each Eurodollar Rate Advance determined in accordance with
        Section 2.17, and (2) with respect to Base Rate Advances, the margin percentages for each Base Rate Advance determined in accordance with Section 2.17.

             "Material Adverse Effect" means (i) a material adverse effect upon the business, condition (financial or otherwise), operations, performance, properties, assets or prospects of the Borrower and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Borrower or any Material Subsidiary to perform, or of the Administrative Agent, Swing-Line Bank or Lenders to enforce, the Obligations.

             "Material Subsidiary" means those Subsidiaries of the Borrower listed on SCHEDULE 4.01(B) and any Subsidiary of the Borrower hereafter acquired or created which accounts for more than five percent (5%) of either consolidated assets or Consolidated Net Income of the Borrower and its Subsidiaries, determined as of the end of the most recent fiscal quarter and for the four fiscal quarter period then ended, provided that for purposes of Section 6.01, "Material Subsidiary" shall include any Subsidiary Guarantor.

             "MCIL" means Motor Coach Industries Limited, a
        Canada corporation.

             "Moody's" means Moody's Investors Service, Inc.

             "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.

             "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which
        (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

             "NAIC" means the National Association of Insurance
        Commissioners.

             "Net Cash Proceeds" means, with respect to any Asset Sale or Financing by any Person, (a) cash (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale or Financing, and (iii) all amounts used to repay Debt secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Debt) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Debt); and (b) cash payments in respect of any Debt, Equity Interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

             "Non-Recurring Financing Fees" means any consent fees, up-front fees, facility fees, amendment fees or other fees paid by the Borrower once (as opposed to on a scheduled, recurring basis) in connection with the financing provided under this Agreement, the Senior Notes and other financing arrangements.

             "Note" means (i) any Note, substantially in the form of EXHIBIT C-1, executed and delivered by the Borrower pursuant to Section 2.15(d) to evidence Advances other than in respect of Swing Line Loans and
        (ii) a promissory note ("Swing Line Note"), in substantially the form of EXHIBIT C-2 hereto, executed and delivered by the Borrower pursuant to Section 2.03 to evidence the Swing Line Loans.

             "Notice of Borrowing" has the meaning specified in
        Section 2.02(a).

             "Notice of Conversion/Continuation" has the meaning specified in Section 2.10.

             "Obligations" means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Swing Line Bank, the Arranger, the Lenders, any Indemnitee or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

             "PBGC" means the U.S. Pension Benefit Guaranty
        Corporation.

             "Pension Plan" means a Single Employer Plan or a
        Multiple Employer Plan or both.

             "Permitted Encumbrances" means the following types of Liens:

                  (i)  Liens for taxes, assessments or
             governmental charges or claims the payment of which is not, at the time, required by Section 5.01(b), other than any Lien imposed pursuant to
             Section 401(a)(29) or 412(n) of the Internal
             Revenue Code or by any statutory provisions under ERISA;

                  (ii)  statutory Liens of landlords and Liens
             of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (iii) Liens incurred or deposits made in the ordinary course of business, which do not adversely affect the use or (in any significant manner) the value of the property encumbered thereby, in connection with workers' compensation, unemployment insurance and other types of social security, or to secure payment of charged back amounts under merchant bank card or credit card arrangements, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance, bid, warranty and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that no UCC-1 financing statement, mortgage or similar instrument or document shall be filed or recorded in connection with any such Lien, except that lessors of personal property may file protective UCC-1 financing statements solely covering the property being leased;

                  (iv)  any attachment or judgment Lien not
             constituting an Event of Default under Section
             6.01;

                  (v)  leases or subleases granted to others
             not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                  (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

                  (vii)  any interest or title of a lessor or
             sublessor under any lease not prohibited by this Agreement.

             "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

             "Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

             "Prime Rate" means the rate of interest announced by NBD Bank from time to time as its prime rate, changing when and as said prime rate changes.

             "Residual Value Guaranties" means any agreement entered into by the Borrower or any of its Subsidiaries to promote the sales of any bus or coach pursuant to which the Borrower or any of its Subsidiaries is guarantying at some future time any minimum value (which may be determined by a formula) of a bus or coach as specified in such agreement, the terms and provisions of which agreement are consistent with the past practices and policies of the Borrower and its Subsidiaries prior to the date of this Agreement.

             "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any Subsidiary of the Borrower that is not, directly or indirectly, wholly-owned by the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any Subsidiary of the Borrower that is not, directly or indirectly, wholly-owned by the Borrower now or hereafter outstanding,
        (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any Subsidiary of the Borrower that is not, directly or indirectly, wholly-owned by the Borrower now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any debt owed to a Person other than the Borrower or any of its Subsidiaries that is by its terms subordinated to the Obligations.

             "SEC" means the Securities and Exchange Commission and any successor agency.

             "Senior Notes" means the 9.02% Senior Notes due November 15, 2002 issued by the Borrower in the aggregate principal amount of $125,000,000 pursuant to the Note Agreement dated as of November 15, 1994 among the Borrower and the purchasers named therein, as such Note Agreement has been amended as of the Effective Date and as amended or modified from time to time thereafter, provided that no such amendment or modification shall accelerate any amortization of the outstanding principal amount thereof.

             "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which
        (i) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

             "Solvent" means, with respect to any Person, that as of the date of determination (i) the then fair saleable value of the property of such Person as a going concern is (y) greater than the total amount of liabilities (including anticipated Contingent Obligations and other contingent liabilities only to the extent of the probable liability with respect to such Contingent Obligations and other contingent liabilities) of such Person and (z) greater than the amount that will be required to pay the probable liabilities of such Person's then existing debts as they become absolute and matured; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

             "S&P" means Standard & Poor's Corporation.

             "Subsidiary" of any Person means any corporation, limited liability company, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock, membership interests or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that Nanjing Starley Transportation Company Limited, a limited liability Chinese and foreign joint venture organized under the laws of China, shall not be deemed to be a Subsidiary of the Borrower for purposes of this Agreement.

             "Subsidiary Guarantors" means each Subsidiary of the Borrower that is identified as a Subsidiary Guarantor on SCHEDULE 4.01(B) together with each Person becoming a Subsidiary of the Borrower after the date hereof that is required to guaranty the Obligations pursuant to Section 5.02(e)(ii).

             "Swing Line Bank" means NBD Bank or any other
        Lender as a successor Swing Line Bank.

             "Swing Line Commitment" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

             "Swing Line Loan" means an Advance made available to the Borrower by the Swing Line Bank pursuant to
        Section 2.03 hereof.

             "Termination Date" means October 1, 1999 or the earlier date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

             "TMO Holdings" means TMO Holdings of Canada, Ltd., a Canada corporation and a wholly-owned Subsidiary of the Borrower.

             "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Advances
        (including, without limitation, Swing Line Loans) plus
        (ii) the Letter of Credit Usage.

             "Trade-In Value Guaranties" means any agreement entered into by the Borrower or any of its Subsidiaries to promote the sales of any bus or coach pursuant to which the Borrower or any of its Subsidiaries is obligated to accept such bus or coach for trade-in in connection with the sale of a bus or coach at a value specified in such agreement (which may be determined by a formula) regardless of the actual fair market value of such bus or coach at the time of such trade-in, the terms and provisions of which agreement are consistent with the past practices and policies of the Borrower and its Subsidiaries prior to the date of this Agreement.

             "Type" means, with reference to an Advance under
        Section 2.01, a Base Rate Advance or a Eurodollar Rate
        Advance.

             "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.2. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

        SECTION 1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If at any time the computations for determining compliance with financial ratios, financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement.

                            ARTICLE II
                 AMOUNTS AND TERMS OF THE ADVANCES

        SECTION 2.1. THE ADVANCES. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender severally agrees to lend to the Borrower from time to time during the period on and after the Effective Date to but excluding the Termination Date, Advances in an aggregate outstanding principal amount not at any time exceeding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.06 (such Lender's "Commitment"). Each Borrowing shall be in an aggregate amount not less than $5,000,000 (except that a Borrowing comprised of Base Rate Advances shall be in an aggregate amount not less than $1,000,000) or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.07(c) and reborrow under this Section 2.01.

             Anything contained in this Agreement to the contrary notwithstanding, the Borrower shall not request any Advance that would, upon giving effect thereto, cause the Total Utilization of Commitments to exceed the aggregate
   Commitments of the Lenders.

        SECTION 2.2.  MAKING THE ADVANCES.

             (a) Each Borrowing shall be made on notice, given not later than (x) 12:00 noon (Detroit time) on the Business Day that is the date of a proposed Borrowing consisting of Base Rate Advances and (y) 12:00 noon (Detroit time) on the third Business Day prior to the date of a proposed Borrowing consisting of Eurodollar Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of borrowing (a "Notice of Borrowing") shall be by telephone (confirmed in writing) or by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of EXHIBIT D hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. The Borrower may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day. Each Lender shall, before 12:00 noon (Detroit time) or, in the case of a Base Rate Advance as to which the Borrower delivers Notice of Borrowing on the date of such Borrowing, 2:00 P.M. (Detroit time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
   Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

             (b) Anything in clause (a) above to the contrary notwithstanding,

                  (i)  the Borrower may not select Eurodollar
        Rate Advances for (y) any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than $5,000,000 or (z) any Borrowing on the Effective Date;

                  (ii)  if any Lender shall, at least one
        Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the Commitment of such Lender to make Eurodollar Rate Advances or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist and such Lender's then outstanding Eurodollar Rate Advances, if any, shall be Base Rate Advances; to the extent that such affected Eurodollar Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurodollar Rate Advances shall be applied instead to such Lender's Base Rate Advances; provided that if Majority Lenders are subject to the same illegality or assertion of illegality, then the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                  (iii)  if the Majority Lenders shall, at
        least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Adjusted Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance.

             (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

             (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at
   (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

             (e) The failure of any Lender to make any Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        SECTION 2.3.  SWING LINE LOANS.   (a) Amount of Swing
   Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 3.01 and 3.02, from and including the Effective Date and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "SWING LINE LOAN" and collectively, the "SWING LINE LOANS"); provided, however, at no time shall the Total Utilization of Commitments exceed the aggregate Commitment of the Lenders and provided, further, that at no time shall the sum of (a) the outstanding amount of the Swing Line Loans, plus (b) the outstanding amount of Advances made by the Swing Line Bank pursuant to Section 2.01 (after giving effect to any concurrent repayment of Advances), exceed the Swing Line Bank's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

        (b) Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Notice of Borrowing, signed by it, not later than 12:00 noon (Detroit time) on the Business Day that is the date of the proposed Swing Line Loan (which shall be a Business Day) specifying the aggregate amount of the requested Swing Line Loan. The Swing Line Loans shall at all times be Base Rate Advances, which shall be an amount not less than $500,000. The Administrative Agent shall promptly notify each Lender of such request.

        (c) Making of Swing Line Loans. Promptly after receipt of the Notice of Borrowing under Section 2.03(b) in respect of Swing Line Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 3:00 p.m. (Detroit time) on the applicable borrowing date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available to the Administrative Agent at its address referred to in
   Section 8.02. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower at the Administrative Agent's aforesaid address.

        (d) Repayment of Swing Line Loans. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Borrower on or before the fifth Business Day after the borrowing date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make an Advance in the amount of such Lender's ratable share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Detroit time) on the date of any notice received pursuant to this Section 2.03(d), each Lender shall make available its required Advance or Advances, in funds immediately available to the Administrative Agent at its address. Advances made pursuant to this Section 2.03(d) shall initially be Base Rate Advances and thereafter may be continued as Base Rate Advances or converted into Eurodollar Rate Advances in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 3.01 and 3.02 had not then been satisfied, such Lender's obligation to make Advances pursuant to this Section 2.03(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (B) the occurrence or continuance of an Event of Default or Potential Event of Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, or (D) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.03(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.03(d), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

        SECTION 2.4.  LETTERS OF CREDIT.

             (a) Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Borrower may, in accordance with the provisions of this Section 2.04(a), from time to time on and after the Effective Date, request the issuance of Letters of Credit for the account of the Borrower. The Borrower may select any Lender to be the Issuing Lender in relation to such Letter of Credit; provided that such Lender is reasonably satisfactory to the Administrative Agent; and provided further that each Lender may in its discretion decline to issue any Letter of Credit and NBD Bank shall be the Issuing Lender if other Lenders selected by the Borrower decline to issue such Letter of Credit or if no other Lender selected by the Borrower is reasonably satisfactory to the Administrative Agent. Such Letters of Credit shall be issued solely for the purpose of supporting the obligations of the Borrower and its Subsidiaries. Issuances of Letters of Credit shall be subject to the following limitations:

                  (i)  The Borrower shall not request any
        Letter of Credit if, after giving effect to such issuance, (a) the Total Utilization of Commitments would exceed the aggregate amount of Commitments as then in effect or (b) the Letter of Credit Usage would exceed $35,000,000; and

                  (ii)  In no event shall any Lender take any
        action to issue, reissue, amend or permit the extension of any Letter of Credit if such action would result in:
        (x) any Letter of Credit having an expiration date later than the Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or otherwise) thereof; (y) subject to the foregoing clause (x), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause
        (x), this clause (y) shall not prevent any Issuing Lender from agreeing that its Letter of Credit will automatically be extended annually for a period not to exceed one year if such Issuing Lender does not cancel such extension.

             It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section 2.04 that each condition set forth in
   Section 3.03 shall have been satisfied.

             Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's ratable share (based on the respective Commitments of the Lenders) of the maximum amount which is or at any time may become available to be drawn thereunder.

             (b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Issuing Lender and the Administrative Agent a Notice of Issuance of Letter of Credit in the form of EXHIBIT E hereto no later than 1:00 P.M. (Detroit time) at least five Business Days or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. Each Notice of Issuance of Letter of Credit shall specify (i) the proposed Issuing Lender for the requested Letter of Credit, (ii) the proposed date of issuance (which shall be a Business Day), (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, (vi) a summary of the purpose and the verbatim text of such Letter of Credit, and (vii) a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole reasonable judgment, may require changes in any such documents and certificates; and provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. (Detroit time) on such Business Day. In determining whether to pay under any Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

             (c) Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Lender on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding,
   (i) unless the Borrower shall have notified the Administrative Agent prior to 11:00 A.M. (Detroit time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Issuing Lender for the amount of such drawing with funds other than the proceeds of an Advance, the Borrower shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting Lenders to make Base Rate Advances on the date such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, the Lenders shall, on the date of such drawing, make such Base Rate Advances in the aggregate amount of such drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Lender for the amount of such drawing; and provided further that, if any Base Rate Advances are required to be made and for any reason proceeds of such Advances are not received by the Issuing Lender on such date in an amount equal to the amount of such drawing, the Borrower shall reimburse the Issuing Lender, on the Business Day immediately following the date of such drawing, in an amount in same day funds (and in the same currency as the unreimbursed drawing) equal to the excess of the amount of such drawing over the amount of such Advances which are so received, plus accrued interest on such amount at the rate set forth in Section 2.04(e).

             (d) Payment by Lenders with Respect to Letters of Credit. If the Borrower shall fail to reimburse the Issuing Lender as provided in Section 2.04(c) in an amount equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent which shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein, which participation shall be equal to such Lender's ratable share (determined based on the respective Commitments of the Lenders) of the unreimbursed amount of such drawing. Each Lender shall make available to the Issuing Lender an amount equal to its respective participation in same day funds and in the same currency as the drawing, at the office of the Issuing Lender specified in such notice, not later than 1:00 P.M. (Detroit time) on the Business Day after the date notified by the Administrative Agent. If any Lender fails to make available to the Issuing Lender the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.04(d), the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate. Nothing in this Section 2.04 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.04 if it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Issuing Lender constituted Gross Negligence or willful misconduct on the part of such Issuing Lender. The Issuing Lender shall deliver to the Administrative Agent, for distribution to each other Lender which has paid all amounts payable by it under this Section 2.04(d) with respect to any Letter of Credit issued by the Issuing Lender, such other Lender's ratable share (based on the respective Commitments of the Lenders) of all payments received by the Issuing Lender from the Borrower in reimbursement of drawings honored by the Issuing Lender under such Letter of Credit when such payments are received. Notwithstanding anything to the contrary herein, each Lender which has paid all amounts payable by it under this Section 2.04(d) shall have a direct right to reimbursement of such amounts from the Borrower, subject to the procedures for reimbursing Lenders set forth in this Section 2.04.

             (e) Compensation. The Borrower agrees to pay, without duplication, the following amounts to the Issuing
   Lender or the Administrative Agent, as the case may be, with respect to each Letter of Credit issued hereunder:

                  (i)  with respect to each Letter of Credit,
        an issuance fee payable on the date of issuance to the Issuing Lender for the account of the Issuing Lender equal to the greater of (x) 0.125% of the face amount of such Letter of Credit and (y) $500, in immediately available funds;

                  (ii)  with respect to each Letter of Credit,
        a letter of credit fee payable to the Administrative Agent for the ratable distribution to the Lenders equal to the applicable per annum rate set forth below calculated on the basis of a 360-day year and the actual number of days elapsed on the maximum aggregate daily amount available for drawing under the outstanding Letters of Credit, such letter of credit fee to be paid to the Administrative Agent quarterly in arrears on the last day of each March, June, September and December of each year and on the Termination Date. The applicable letter of credit fee shall be determined in accordance with Section 2.17; provided however for the period from the Effective Date until the Initial Rate Adjustment Date such letter of credit fee shall be 0.95% per annum; provided further that the Level 4 rate shall be applicable at any time during such period that the Leverage Ratio is equal to or greater than 4.0 to 1.0;

                  (iii)  with respect to drawings made under
        any Letter of Credit, interest, payable to the Issuing Lender on demand in immediately available funds, on the amount paid by the Issuing Lender in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower (but only if not reimbursed when due) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement for Base Rate Advances; and

                  (iv) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

             Promptly upon receipt by the Administrative Agent of any amount described in clause (ii) of this Section
   2.04(e), the Administrative Agent shall distribute to each Lender its ratable share of such amount based on the respective Commitments of the Lenders.

             (f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for drawings made under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                  (i)  any lack of validity or enforceability
        of any Letter of Credit;

                  (ii)  the existence of any claim, set-off,
        defense or other right the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

                  (iii)  any draft, demand, certificate or any
        other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv)  payment by the Issuing Lender under any
        Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                  (v)  any other circumstance or happening
        whatsoever, which is similar to any of the foregoing;
        or

                  (vi)  the fact that an Event of Default or a
        Potential Event of Default shall have occurred and be continuing.

             (g) Additional Payments. If by reason of (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement made after the date hereof or (b) compliance by the Issuing Lender or any other Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority made after the date hereof including, without limitation, Regulation D:

                  (i)  any reserve, deposit or similar
        requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuing Lender or participations therein purchased by any Lender; or

                  (ii)  there shall be imposed on any Issuing
        Lender or any other Lender any other condition regarding this Section 2.04, any Letter of Credit or any participation therein;

   and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Lender or any other Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Lender or any other Lender, then and in any such case the Issuing Lender or such other Lender may, notify the Borrower, and the Borrower shall pay within ten days of receipt of notice such amounts as the Issuing Lender or such other Lender may specify pursuant to the certificate described below to be necessary to compensate it for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at a rate equal at all times to the Alternate Base Rate per annum plus the applicable Margin in effect from time to time with respect to Base Rate Advances. The determination by the Issuing Lender or any other Lender, as the case may be, of any amount due pursuant to this Section 2.04(g) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto. An Issuing Lender which incurs such an increased cost shall give the Borrower reasonably prompt notice thereof; provided that failure to give such notice shall not affect the Borrower's obligations hereunder.

             (h) Indemnification; Nature of Issuing Lender's Duties. In addition to amounts payable as elsewhere provided in this Section 2.04, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' and paralegals' fees) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

             As between an Issuing Lender and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any such Letter of Credit by the beneficiary of any such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of an Issuing Lenders's rights or powers hereunder.

             In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without Gross Negligence or willful misconduct as determined by a court of competent jurisdiction, shall not put the Issuing Lender under any resulting liability to the Borrower.

             Notwithstanding anything to the contrary contained in this Section 2.04, the Borrower shall not have any obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender or to reimburse such Issuing Lender (to the extent reimbursement would result in a loss to the Borrower) for drawings improperly honored under a Letter of Credit as the result of the Gross Negligence or willful misconduct of such Issuing Lender, as determined in a final judgment by a court of competent jurisdiction, or out of the wrongful dishonor by the Issuing Lender of proper demand for payment made under the Letters of Credit issued by it.

             (i) Computation of Fees and Interest. Fees and interest payable pursuant to this Section 2.04 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

        SECTION 2.5.  FACILITY FEES; ADMINISTRATIVE AGENT'S AND
   ARRANGER'S FEES.

             (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily amount by which such Lender's Commitment (determined without regard to the amount of Advances outstanding thereunder and after giving effect to any reduction thereof pursuant to Section 2.06) exceeds such Lender's Letter of Credit Exposure from the Effective Date (in the case of each Lender party hereto as of the Effective
   Date) or from the effective date specified in the applicable Assignment and Acceptance (in the case of any Lender becoming a Lender after the Effective Date), until the Termination Date, payable in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing December 31, 1996, and on the Termination Date, at the rate determined in accordance with Section 2.17; provided, however, for the period from the Effective Date until the Initial Rate Adjustment Date such facility fee will be 0.40% per annum; provided further that the Level 4 rate shall be applicable at any time during such period that the Leverage Ratio is equal to or greater than 4.0 to 1.00.

             (b) Administrative Agent's and Arranger's Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Arranger, such fees as may be mutually agreed upon from time to time among the Borrower, the Administrative Agent and the Arranger.

        SECTION 2.6.  TERMINATION AND REDUCTION OF THE
   COMMITMENTS.

             (a) Mandatory Termination. The Commitments of the Lenders shall immediately terminate if the Advances are at any time required to be prepaid pursuant to Section
   2.07(b)(i).

             (b) Optional Reductions. The Borrower shall have the right, upon at least four Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Total Utilization of Commitments and provided, further, that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

        SECTION 2.7.  REPAYMENT AND PREPAYMENT OF ADVANCES.

             (a)  Mandatory Repayment on Termination Date.  The
   Borrower shall repay on the Termination Date the outstanding principal amount of each Advance made by each Lender.

             (b)  Mandatory Prepayment Upon Occurrence of
   Certain Events.

               (i) Mandatory Prepayments in Connection with a Change of Control. If any one of the following events shall occur:

                       (A)  Dina shall fail to own, directly or
             indirectly, all of the issued and outstanding capital stock of the Borrower;

                       (B)  notice shall have been given under
             Section 11.05 of the Indenture dated as of April 30, 1996 among Dina, MCII Holdings (USA), Inc. and IBJ Schroder Bank & Trust Company, as Trustee, vesting in the Trustee voting rights relating to the Capital Stock of the Company, or the Trustee shall have commenced any action to foreclose on or otherwise enforce the pledge of the Company's Capital Stock pursuant to such Indenture; or

                       (C)  during any period of up to 24
             consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month (or shorter) period were directors of the Company or the Borrower shall cease for any reason to constitute a majority of the board of directors of the Company or the Borrower, respectively;

        then, and in any such event, the Borrower shall immediately prepay in full the Advances together with interest accrued to the date of prepayment, shall cash collateralize the Letters of Credit in the manner provided for in Section 6.01 as if an Event of Default had occurred and the Obligations had been declared immediately due and payable, and shall reimburse the Lenders in respect of all amounts that may then be due pursuant to Section 8.04(b).

              (ii) Mandatory Prepayments in Connection with Over Utilization. The Borrower shall immediately prepay the Advances at any time that the Total Utilization of Commitments exceeds the Commitments (after giving effect to any reduction of the Commitments pursuant to Section 2.06) in an amount equal to such excess.

             (iii)     Other Mandatory Prepayments.

                       (A)  Upon the consummation of any Asset
             Sale by the Borrower or any Subsidiary of the Borrower (other than (1) sales of receivables of MCI Acceptance Corp. permitted pursuant to Section 5.02(e)(iv) or (2) the sale of inventory, notes receivable and leases supporting coach financings, in each case in the ordinary course of business), except to the extent that the Net Cash Proceeds of such Asset Sale, when combined with the Net Cash Proceeds of all such Asset Sales during the immediately preceding twelve-month period, do not exceed five percent (5.0%) of the Borrower s net tangible assets as of the beginning of such twelve-month period, within three (3) Business Days after the Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or (ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents.

                       (B)  Upon the consummation of any
             Financing by the Borrower or any Subsidiary of the Borrower the Net Cash Proceeds of which exceed an aggregate amount for all such Financings after the date hereof of $5,000,000, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds from such Financing, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds and the Commitments shall be automatically and permanently reduced as of such date by an amount equal to the amount of such mandatory prepayment; provided, however, (1) no such prepayment shall be required in connection with a refinancing of all or any portion of the Senior Notes consummated in accordance with the terms of this Agreement, and (2) if at the time of receipt of such Net Cash Proceeds the Senior Notes shall not have been refinanced or all principal payments on the Senior Notes deferred until at least ninety-one (91) days after the Termination Date, the Commitments shall not be permanently reduced except to the extent that such mandatory prepayment exceeds $25,000,000 and the Borrower's availability under the Commitments shall be suspended in an amount equal to the lesser of the amount of such mandatory prepayment and $25,000,000 to provide for availability under the Commitments when principal payments become due under the Senior Notes.

                       (C)  Nothing in this
             Section 2.07(b)(iii) shall be construed to constitute the Lenders' consent to any transaction referred to in clauses (A) and (B) above which is not expressly permitted by the terms of this Agreement.

                       (D)  Each mandatory prepayment required
             by clauses (A) and (B) of this
             Section 2.07(b)(iii) shall be referred to herein as a "Designated Prepayment." Designated
             Prepayments shall be allocated and applied to the Obligations as follows:

                       (I)  the amount of each Designated
                  Prepayment shall be applied to repay the Swing Line Loans; and

                       (II)  following the payment in full
                  of the Swing Line Loans, the amount of
                  each Designated Prepayment shall be
                  applied to repay the other Advances.

                       (E) On the date any Designated
             Prepayment is received by the Agent, such prepayment shall be applied first to Base Rate
             Advances and to any Eurodollar Rate Advances maturing on such date and then to subsequently maturing Eurodollar Rate Advances in order of maturity.

             (c) Voluntary Prepayments of Borrowings. The Borrower may upon prior notice stating the proposed date and aggregate principal amount of a proposed prepayment of the Advances, which notice shall given to the Administrative Agent not later than 1:00 P.M. (Detroit time) on the day of such prepayment, in the case of a prepayment of Base Rate Advances, or and at least three Business Days' prior to proposed date of such prepayment, in the case of Eurodollar Rate Advances, prepay (and if such notice is given the Borrower shall prepay) the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part in such amount as is set forth in such notice; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 (or $1,000,000 in the case of Base Rate Advances) and integral multiples of $1,000,000 in excess thereof and
   (y) in the case of any such prepayment of any Eurodollar Rate Advance, the Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurodollar Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect of all amounts that may then be owing pursuant to Section 8.04(b).

        SECTION 2.8.  INTEREST ON ADVANCES; DEFAULT RATE.

             The Borrower shall pay interest accrued on the principal amount of each Advance outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (a)  Base Rate Advances.  If such Advance is
        a Base Rate Advance (including, without limitation, all Swing Line Loans), a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the applicable Margin, payable monthly in arrears on the last day of each month during the term of this Agreement, commencing December 31, 1996, and on the Termination Date.

                  (b)   Eurodollar Rate Advances.  If such
        Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period.

                  (c) Default Rate. After the occurrence and during the continuance of an Event of Default, the interest rate(s) applicable to the Obligations and the fees payable under Section 2.04(e)(ii) with respect to Letters of Credit shall be increased by two percent (2.0%) per annum above the interest rate(s) and fees otherwise in effect from time to time hereunder.

        SECTION 2.9.  INTEREST RATE DETERMINATION.  The
   Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of
   Section 2.08.

        SECTION 2.10.  VOLUNTARY CONVERSION OR CONTINUATION OF
   ADVANCES.

             (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (Detroit time) on the third Business Day prior to the date of the proposed Conversion or continuance (a "Notice of Conversion/Continuation") and subject to the provisions of Section 2.02(b), (1) Convert all Advances (other than Swing Line Loans) of one Type comprising the same Borrowing into Advances of another Type and (2) upon the expiration of any Interest Period applicable to Advances which are Eurodollar Rate Advances, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurodollar Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted,
   (iii) if such continuation is of, or such Conversion is into, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance and (iv) that no Potential Event of Default or Event of Default has occurred and is continuing.

             (b)  If upon the expiration of the then existing
   Interest Period applicable to any Advance which is a Eurodollar Rate Advance, the Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.10, then such Advance shall upon such expiration automatically be Converted to a Base Rate
   Advance.

             (c)  After the occurrence of and during the
   continuance of a Potential Event of Default or an Event of Default, at the option of the Majority Lenders, the Borrower may not elect to have an Advance be made or continued as, or Converted into, a Eurodollar Rate Advance after the expiration of any Interest Period then in effect for that Advance.

        SECTION 2.11.  INCREASED COSTS.  (a)  If, due to either
   (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurodollar Rate Advances included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation made after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. A Lender which incurs such an increased cost shall give the Borrower reasonably prompt notice thereof; provided that failure to give such notice shall not affect the Borrower's obligations hereunder.

             (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) taking effect after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or Letters of Credit issued hereunder and other letters of credit, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. A Lender which becomes subject to the circumstances set forth in this Section 2.11(b) shall give the Borrower reasonably prompt notice thereof; provided that failure to give such notice shall not affect the Borrower's obligations hereunder.

             (c) If any Lender requests compensation from the Borrower under Section 2.11(a) or (b), the Borrower shall have the right, with the assistance of the Administrative Agent, to seek one or more substitute banks or financial institutions (which may be one or more of the Lenders) reasonably satisfactory to the Administrative Agent and the Borrower to purchase the Advances and assume the Commitments of such Lender, and the Borrower, the Administrative Agent, such Lender, and such substitute banks or financial institutions shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 8.07(a) hereof to effect the assignment of rights to and the assumption of obligations by such substitute banks or financial institutions; provided that such requesting Lender, shall be entitled to compensation under this Section
   2.11 for any costs incurred by it prior to its replacement and provided further that if such requesting Lender is an Issuing Bank, all Letters of Credit issued by it shall be returned to it (or subject to other arrangements satisfactory to it) prior to its replacement.

             (d)  If a Lender shall change its Applicable
   Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.11 and 2.13 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrower or at a time when the circumstances giving rise to such greater payment did not exist.

        SECTION 2.12. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder not later than 1:00 P.M. (Detroit time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in
   Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment or facility fees ratably to the Lenders in accordance with their respective Commitments (other than amounts payable pursuant to Section 2.11 or 2.13) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

             (b) All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

             (c)  Whenever any payment hereunder shall be
   stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

             (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

        SECTION 2.13. TAXES. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located,
   (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) taxes imposed upon or measured by the overall net income of such Lender by the United States of America, any State, or any political subdivision or taxing authority thereof or therein, and (iv) United States income taxes (including withholding taxes with respect thereto) payable with respect to payments hereunder under laws (including without limitation any statute, treaty, ruling, determination or regulation) in effect on the date hereof in the case of each Lender and on the effective date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In no event shall the Borrower be required to pay any tax that would violate any applicable law.

             (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

             (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

             (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

             (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.13(a).

             (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of Section (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

             (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section
   2.13 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

        SECTION 2.14. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than nonratable payments made on the Effective Date pursuant to the proviso set forth in the second sentence of Section 2.12 or payments made pursuant to Section 2.11 or 2.13) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        SECTION 2.15.  EVIDENCE OF DEBT.

             (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance or participation in any Letter of Credit made or purchased by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

             (b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the date of issuance of each Letter of Credit, the face amount thereof, the expiration date thereof, each Lender's participation therein, and any drawings and reimbursements made thereunder, (iii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iv) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (v) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.

             (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

             (d) Any Lender may at any time request that the Borrower execute and deliver to such Lender a Note, substantially in the form of EXHIBIT C-1 annexed hereto, to evidence such Lender's Advances (other than Swing Line Loans) hereunder. The Borrower agrees promptly upon its receipt of any such request from a Lender to execute and deliver a Note to such Lender.

        SECTION 2.16.  USE OF PROCEEDS.

             (a)  Advances shall be used by the Borrower for
   (i) the Dina Distribution, (ii) other general corporate purposes and (iii) for seasonal working capital requirements.

             (b) No portion of the proceeds of any Advances under this Agreement shall be used by the Borrower or any of its Subsidiaries (i) in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such Advances and such use of proceeds or (ii) to purchase any securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, other than purchases of the Company's common stock permitted under Section 5.02(j).

        SECTION 2.17. MARGINS, APPLICABLE FACILITY FEES AND APPLICABLE LETTER OF CREDIT FEES. Each of the applicable Margin, the applicable facility fee payable by the Borrower pursuant to Section 2.05, and the applicable letter credit fee payable by the Borrower pursuant to Section 2.04(e)(ii) shall be subject to adjustment (upwards or downwards, as appropriate) based on the existence of the applicable Credit Level described in the table below.


        APPLICABLE MARGIN, FACILITY FEE AND LETTER OF CREDIT FEE TABLE


                APPLICABLE     APPLICABLE
                MARGIN FOR     MARGIN FOR                  APPLICABLE
 CREDIT         EURODOLLAR      BASE RATE   APPLICABLE     LETTER OF
 LEVEL         RATE ADVANCES    ADVANCES    FACILITY FEE   CREDIT FEE


 Level 1          .475%           0.00%         .25%         .475%

 Level 2          .550%           0.00%         .30%         .550%

 Level 3          .875%            .125%        .35%         .875%

 Level 4         1.10%             .60%         .50%        1.10%

   Notwithstanding the foregoing, (i) for any Eurodollar Rate Advances or Letters of Credit outstanding prior to the Initial Rate Adjustment Date, the Margin for Eurodollar Rate Advances and the letter of credit fee shall equal 0.95% per annum until the Initial Rate Adjustment Date; provided, however, such Margin and letter of credit fee shall be 1.10% per annum for any time prior to the Initial Rate Adjustment Date that the Borrower's Leverage Ratio is equal to or greater than 4.00 to 1.00; (ii) the applicable facility fee from the Effective Date to the Initial Rate Adjustment Date shall be 0.40% per annum; provided, however, that the facility fee shall be 0.50% per annum for any time during such period that the Borrower's Leverage Ratio is equal to or greater than 4.00 to 1.00; and (iii) the Margin for Base Rate Advances shall be 0.0% per annum until the earlier of
   (a) the first date on which a financial institution other than NBD Bank shall become a Lender pursuant to an Assignment and Acceptance and (b) the date which occurs ninety (90) days after the Effective Date, provided, however, that the Margin for Base Rate Advances shall be 0.60% per annum for any time during such period that the Borrower's Leverage Ratio is equal to or greater than 4.00 to 1.00.

                            ARTICLE III
                       CONDITIONS OF LENDING

        SECTION 3.1. CONDITION PRECEDENT TO EFFECTIVENESS. This Agreement shall become effective only upon, and the obligations of each Lender to make Advances and to issue, or to participate in, Letters of Credit are, in addition to the conditions precedent specified in Section 3.02 or Section 3.03, subject to prior or concurrent satisfaction of the following conditions:

             (a) Borrower Documents. On or before the Effective Date, the Borrower shall deliver or cause to be delivered to Lenders (or to the Administrative Agent for the Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

              (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which it is qualified as a foreign corporation to do business, each dated a recent date prior to the Effective Date and certified as of the Effective Date by its corporate secretary or assistant secretary;

             (ii)      Copies of its Bylaws, certified as of
        the Effective Date by its corporate secretary or an assistant secretary;

            (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, any Notes, and the other Loan Documents to which the Borrower is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

            (iv) Signature and incumbency certificates of its officers authorized to request Advances or executing this Agreement, any Notes and the other Loan
        Documents to which the Borrower is a party;

             (v)      Executed originals of this Agreement,
        the Swing Line Note, the other Notes and each other
        Loan Document to which the Borrower is a party; and

             (vi)      Such other documents as the
        Administrative Agent may reasonably request.

                  (b) Subsidiary Guarantor Documents. On or before the Effective Date, each Subsidiary Guarantor shall deliver or cause to be delivered to the Lenders (or to the Administrative Agent for the Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

                   (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of its state of incorporation and each other state in which it is qualified as a foreign corporation to do business, each dated a recent date prior to the Effective Date and certified as of the Effective Date by its corporate secretary or assistant secretary;

                  (ii)      Copies of its Bylaws, certified as of
             the Effective Date by its corporate secretary or an assistant secretary;

                 (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of the Guaranty and the other Loan Documents to which such Subsidiary Guarantor is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

                  (iv) Signature and incumbency certificates of its officers executing the Guaranty and the other Loan Documents to which such Subsidiary Guarantor is a party;

                   (v) Executed originals of the Guaranty and the other Loan Documents to which such Subsidiary
             Guarantor is a party; and

                  (vi)      Such other documents as the
             Administrative Agent may reasonably request.

                  (c) Management Contracts. On or before the Effective Date, the Administrative Agent and the Lenders shall have received copies of the current management contracts for the Borrower's chief operating officer, chief financial officer, treasurer and controller and for the president of the Borrower's Universal Coach Parts subsidiary (the "Management Contracts") and such contracts shall be in form and substance satisfactory to the Administrative Agent and each of the Lenders.

                  (d)       Opinions of Counsel.  The Lenders and
        their respective counsel shall have received:

                   (i) originally executed copies of one or more favorable written opinions of Latham & Watkins, counsel for the Borrower and the Subsidiary Guarantors, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in EXHIBIT F-1 hereto and as to such other matters as the Administrative Agent acting on behalf of the Lenders may reasonably request;

                  (ii) originally executed copies of one or more favorable written opinions of Kristin Schloemer, Corporate Counsel of the Borrower and the Subsidiary Guarantors, in form and substance reasonably satisfactory to the Administrative Agent and its counsel and setting forth substantially the matters in the opinions designated by EXHIBIT F-2 hereto and as to such other matters as the Administrative Agent acting on behalf of the Lenders may reasonably request; and

                 (iii)      evidence satisfactory to the
             Administrative Agent (which may be recitals in such opinions) that the Borrower has requested such counsel to deliver such opinions to the Lenders.

                  (e) Noteholders' Consent and Intercreditor Agreement. The Borrower shall have caused the required holders of the Senior Notes to have delivered a consent to the Dina Distribution and the transactions evidenced by this Agreement and to have entered into an intercreditor agreement with the Administrative Agent and the Lenders, which consent and intercreditor agreement shall be in form and substance acceptable to the Administrative Agent and the Lenders.

                  (f) Fees. The Borrower shall have paid to the Administrative Agent, for distribution (as appropriate) to the Administrative Agent, and the Arranger, the fees and expenses payable on the Effective Date.

                  (g)       Representations and Warranties;
        Performance of Agreements. The Borrower shall have delivered to the Administrative Agent an Officer's Certificate, in form and substance satisfactory to the Administrative Agent, to the effect that the representations and warranties in Section 4.01 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date and that the Borrower shall have performed in all material respects all agreements and satisfied all conditions that this Agreement provides shall be performed or satisfied by it on or before the Effective Date, except as otherwise disclosed to and agreed to in writing by the Administrative Agent and Majority Lenders.

                  (h) Repayment of Amounts Outstanding Under Existing Credit Agreement. Concurrently with the effectiveness of this Agreement and the making of the initial Advances hereunder, the Borrower shall pay all principal and all accrued and unpaid fees and interest outstanding under the Amended and Restated Credit Agreement dated as of August 8, 1994, as amended, among the Company, the Borrower, various financial institutions parties thereto as lenders and co-agents and Citibank, N.A., as Agent (the "Citibank Agreement");

                  (i)       Payoff and Release Documents.  The
        Administrative Agent shall have received a payoff, estoppel and release letter with respect to the Citibank Agreement, which letter shall be in form and substance acceptable to the Administrative Agent and its counsel.

                  (j)       No Material Adverse Effect.  Since
        December 31, 1995, there shall not have occurred any change, or development or event involving a prospective change, which in either case, has had or could have a Material Adverse Effect.

                  (k) No Event of Default. Immediately prior to the Effective Date, no "Event of Default" or "Potential Event of Default" hereunder or under the Citibank Agreement shall have occurred and be continuing.

                  (l)       Completion of Proceedings.  All
        corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent, acting on behalf of the Lenders, and its counsel shall be satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

                  (m) Other Conditions. The Agent shall, to its satisfaction, have confirmed that the Borrower shall have satisfied all conditions precedent as set forth in the Term Sheet dated as of August 13, 1996.

             SECTION 3.2. CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of the Swing Line Bank to make a Swing Line Loan and the obligation of each Lender to make an Advance on the occasion of each Borrowing (including, without limitation, the Advances to be made on the Effective Date) shall be subject to the further conditions precedent that
        (x) the Administrative Agent shall have received a Notice of Borrowing with respect thereto in accordance with Section
        2.02 or 2.03, as applicable, and (y) on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                   (i) The representations and warranties of the Borrower contained in Section 4.01 (excluding
             Section 4.01(f)) are correct in all material respects on and as of the date of such Swing Line Loan or Borrowing, before and after giving effect to such Swing Line Loan or Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date;

                  (ii) Since December 31, 1995, there has not occurred any change, or development or event involving a prospective change, which, in either case, has had or could have a Material Adverse Effect; and

                 (iii) No event has occurred and is continuing, or would result from such Swing Line Loan or Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default; and

                  (b) the Administrative Agent shall have received such other approvals, opinions or documents as the Majority Lenders through the Administrative Agent may reasonably request.

             SECTION 3.3.  CONDITIONS PRECEDENT TO LETTER OF
        CREDIT.   The obligation of any Issuing Lender to issue any
        Letter of Credit hereunder is subject to prior or concurrent satisfaction of all of the following conditions:

                  (a) On or before the date of issuance of any Letter of Credit hereunder, the Administrative Agent shall have received, in accordance with the provisions of
        Section 2.04(b), a Notice of Issuance of Letter of Credit relating to the proposed Letter of Credit, all other information specified in Section 2.04(b) and such other documents as the Administrative Agent and the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

                  (b) On or before the date of issuance of such Letter of Credit, each of the conditions set forth in
        Section 3.01 shall have been satisfied as of the Effective Date, and, on such date of issuance, all conditions precedent described in Section 3.02 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of an Advance.


                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

             SECTION 4.1.  REPRESENTATIONS AND WARRANTIES OF THE
        BORROWER.  The Borrower represents and warrants as follows:

                  (a) Due Organization, etc. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Borrower has the corporate power, authority and legal right to own and operate the assets and properties and conduct the business now, or proposed to be, owned, operated and conducted by it. All necessary consents, licenses, permits, approvals or authorizations of, exemptions by, notices and reports to, registrations, filings and declarations with, and any other act by or in respect of, any Person requisite for such ownership, operation and conduct have been obtained or performed except such of the foregoing the failure to obtain or perform which would not, in the aggregate, have a Material Adverse Effect. The Borrower is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or leasing of property or conduct of business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect.

                  (b) Subsidiaries. All of the Subsidiaries of the Borrower as of both the date hereof and the Effective Date are identified in SCHEDULE 4.01(B) annexed hereto. The capital stock of each of the Subsidiaries of the Borrower identified in SCHEDULE 4.01(B) annexed hereto is duly authorized, validly issued, fully paid and nonassessable. Each of the Subsidiaries of the Borrower identified in
        SCHEDULE 4.01(B) annexed hereto is validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has full corporate power and authority to own its assets and properties and to operate its business as presently owned and conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect.
        SCHEDULE 4.01(B) annexed hereto correctly sets forth the ownership interest of the Borrower in each of its Subsidiaries identified therein.

                  (c) Due Authorization, etc. The Borrower has full power, authority and legal right to execute, deliver and perform this Agreement and the Notes, and each of the Subsidiary Guarantors has full power, authority and legal right to execute, deliver and perform the Guaranties. The execution, delivery and performance of this Agreement and the Notes by the Borrower have been duly authorized by all necessary corporate action on the part of the Borrower and the execution, delivery and performance of the Guaranties by each Subsidiary Guarantor have been duly authorized by all necessary corporate action on the part of each such Subsidiary Guarantor.

                  (d) Governmental Consent, No Conflicts. Neither (i) the execution and delivery of (y) this Agreement and the Notes by the Borrower or (z) the Guaranties by each such Subsidiary Guarantor, nor (ii) the declaration or payment of the Dina Distribution requires any governmental registrations or filings or approvals or violates or contravenes any law or any order of any court or governmental agency or any indenture, agreement or other instrument, including, without limitation, with respect to the Senior Notes, to which any of the Company, the Borrower or the Subsidiary Guarantors is party or by which it or any of its properties may be bound.

                  (e) Validity. (i) This Agreement and the Notes are the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, and (ii) the Guaranties are the legal, valid and binding obligations of each of the Subsidiary Guarantors parties thereto enforceable against each such Subsidiary Guarantor in accordance with their respective terms, in each case as enforceability may be subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors' rights generally and to the application of general principles of equity.

                  (f)       Condition of the Borrower.  The
        consolidated balance sheet of the Borrower and its consolidated Subsidiaries at December 31, 1995 and the related statements of income and cash flows for the year then ended, fairly present the financial condition of the Borrower and its consolidated Subsidiaries at such date and the results of the operations of the Borrower and its consolidated Subsidiaries for the year then ended, all in accordance with GAAP consistently applied. Since
        December 31, 1995, there has not occurred any change, or development or event involving a prospective change, which has had or could have a Material Adverse Effect.

                  (g)       Litigation.  Except as set forth in
        SCHEDULE 4.01(G), (i) there is no pending action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, and
        (ii) there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which in either case would reasonably be expected to result in liability for the payment of amounts individually or in the aggregate in excess of $5,000,000, would reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

                  (h)       Margin Regulations.  Neither the
        Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates, or would cause a violation of or require any Lender to make any filing or take any other action under Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. None of the issued and outstanding capital stock of any of the Company's Subsidiaries constitutes margin stock under Regulation U.

                  (i) Payment of Taxes. The Borrower and each of its Subsidiaries have filed or caused to be filed all material tax returns (federal, state, local and foreign) required to be filed and paid all material amounts of taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Borrower or any such Subsidiary, as the case may be.

                  (j) Governmental Regulation. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary of the Borrower is subject to any regulation that would limit the ability of the Borrower or such Subsidiary to enter into or perform its obligations under this Agreement, the Guaranties or the other Loan Documents.

                  (k)       ERISA.

                  (i) No ERISA Event which might result in liability individually or in the aggregate in excess of $5,000,000 (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

                  (ii) Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and, to the best knowledge of the Borrower, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

                  (iii)     Neither the Borrower nor any ERISA
             Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

                  (iv)      Neither the Borrower nor any ERISA
             Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

                  (v)       The Borrower and each of its ERISA
             Affiliates is in compliance in all material respects with ERISA, the Code, to the extent applicable to any employee benefit plan as defined in Section 3(3) of ERISA, and all applicable regulations promulgated under ERISA and the Code the noncompliance with which could reasonably be expected to have a Material Adverse Effect or result in liability individually or in the aggregate in excess of $5,000,000.

                  (vi) No Single Employer Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code), whether or not waived.

                  (vii) Neither Borrower nor any ERISA Affiliate has failed to make a required contribution or any other required payment to a Multiemployer Plan.

                  (viii) Listed on SCHEDULE 4.01(K) hereto are all Pension Plans, Foreign Pension Plans and employee welfare benefit plans that provide retiree welfare benefits maintained or contributed to by Borrower or any ERISA Affiliate.

                  (ix) Neither Borrower nor any ERISA Affiliate has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which is reasonably expected to result in liability of the Borrower or any ERISA Affiliate individually or in the aggregate in excess of $5,000,000.

                  (l) Disclosure. As of the date hereof and the Effective Date, no representation or warranty of the Borrower or any of its Subsidiaries contained in this Agreement or any other Loan Document, or in any other document, certificate or written statement furnished to Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained in such agreements, documents, certificates and statements, taken as a whole, not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results as of the date hereof or the Effective Date.

                  (m)       Insurance.  The Borrower and its
        Subsidiaries have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (i) no less protective in any material respect than the insurance the Borrower and its Subsidiaries have carried in accordance with their past practices or (ii) prudent given the nature of the business of the Borrower and its Subsidiaries and the prevailing practice among companies similarly situated.

                  (n) Environmental Matters. (i) The Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws the non-compliance with which could reasonably be expected to have a Material Adverse Effect or result in liability for the payment of amounts individually or in the aggregate in excess of $5,000,000, and (ii) there has been no "release or threatened release of a hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. SECTION 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, petroleum, pollutant or other materials from the Company's or its Subsidiaries' property other than as permitted under applicable Environmental Law and other than those which would not have a Material Adverse Effect or result in liability for the payment of amounts individually or in the aggregate in excess of $5,000,000. Other than disposals for which the Borrower has been indemnified in full, all "hazardous waste" (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. SECTION6901 et seq., as amended, and the regulations thereunder, 40 CFR Part 261 ("RCRA")) generated at the Borrower's or any Subsidiaries' properties or through their operations has in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local
        Environmental Law.

                  (o) Solvency. As of the Effective Date, the Borrower and each Subsidiary Guarantor is Solvent and will, immediately after giving effect to the transactions contemplated to occur in connection with this Agreement and the Dina Distribution, be Solvent.

                  (p) Employee Matters. There is no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries that may have a Material Adverse Effect.

                  (q)       Foreign Employee Benefit Matters.

                  (i) Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan the noncompliance with which could reasonably be expected to have a Material Adverse Effect or result in liability individually or in the aggregate in excess of $5,000,000.

                  (ii) The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan.

                  (iii) With respect to any Foreign Employee Benefit Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained.

                  (iv)      The aggregate unfunded liabilities,
             after giving effect to any reserves for such liabilities, with respect to any Foreign Employee
             Benefit Plan will not result in a liability to Borrower, any of its Subsidiaries or any ERISA
             Affiliate individually or in the aggregate in excess of $5,000,000.

                  (v)       There are no actions, suits or claims
             (other than routine claims for benefits) pending or threatened against the Borrower, any of its Subsidiaries or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan.

                                  ARTICLE V
                          COVENANTS OF THE BORROWER

             SECTION 5.1. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

                  (a)       Reporting Requirements.  Furnish to the
        Lenders:

                      (i)   as soon as available and in any event
             within 60 days after the end of each fiscal quarter (beginning with the fiscal quarter ending September 30, 1996), (A) the consolidated balance sheet for Dina and its consolidated Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and cash flows of Dina and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, provided that so long as Dina is a foreign private issuer complying with reporting requirements under the Securities Exchange Act of 1934, the foregoing requirement shall be satisfied by the delivery of Dina's quarterly report for such fiscal quarter on Form 6K thereunder, and (B) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified, in the case of any such financial statements of the Borrower, by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                      (ii)  as soon as available and in any event
             within 120 days after the end of each fiscal year, (A) the consolidated balance sheet of Dina and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of Dina and its consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, provided that so long as Dina is a foreign private issuer complying with reporting requirements under the Securities Exchange Act of 1934, the foregoing requirement shall be satisfied by the delivery of Dina's annual report for such fiscal year on Form 20F thereunder, (B) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower that they present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (C) in the case of such consolidated financial statements of the Borrower and Dina, reports thereon of Arthur Andersen LLP or other independent auditors of recognized national standing selected by the Borrower or Dina, as the case may be, and (in the case of any such auditor selected by the Borrower) satisfactory to the Administrative Agent, which reports shall be unqualified, shall not include any reference to doubts about the ability of the Borrower and its Subsidiaries or Dina and its Subsidiaries, as the case may be, to continue as a going concern and, in the case of any such report concerning the financial statements of the Borrower, shall state that such consolidated financial statements present fairly the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein);

                     (iii) together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, a Compliance Certificate substantially in the form of EXHIBIT G annexed hereto certifying as to the absence of any Event of Default and demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Sections (a)(ii), (a)(vii), (c)(iv), and
             (d)(vi) of Section 5.02 and in Section 5.03;

                      (iv) together with each delivery of
             consolidated financial statements of the Borrower and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the matters set forth in the Compliance Certificate delivered pursuant to clause (iii) above for the applicable fiscal year are not stated in accordance with the terms of this Agreement;

                       (v)  as soon as possible and in any event
             within five days after the occurrence of each Event of Default and each Potential Event of Default, continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

                      (vi) promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

                     (vii) promptly and in any event within 30 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

                    (viii) promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event (other than an ERISA Event referred to in (vii) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

                      (ix)  promptly and in any event within five
             Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

                       (x)  promptly and in any event within seven
             Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

                      (xi)  promptly and in any event within five
             Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Single Employer Plan;

                      (xii) promptly after the commencement thereof,
             notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(g);

                     (xiii) promptly after the occurrence thereof,
             notice of (A) any event which makes any of the representations contained in Section 4.01(n) inaccurate in any material respect or (B) the receipt by the Borrower of any notice, order, directive or written demand from a governmental authority or third party alleging violations of, noncompliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect or result in liability for the payment of amounts individually or in the aggregate in excess of $5,000,000;

                     (xiv) promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or other regulatory authority, and
             (c) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries; and

                     (xv)   such other information respecting the
             condition or operations, financial or otherwise, of the Company, the Borrower or any of their respective
             Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

                  (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) complying with all Environmental Laws, ERISA, the Code and all laws applicable to Foreign Employee Benefit Plans and (ii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, except where failure to so comply would not reasonably be expected to result in liability for the payment of amounts individually or in the aggregate in excess of $5,000,000 or to have a Material Adverse Effect.

                  (c) Corporate Existence, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(e) hereof) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that the corporate existence of any Subsidiary of the Borrower which is not a Material Subsidiary may be terminated if (i) after giving effect thereto, no Event of Default or Potential Event of Default shall have occurred and be continuing, (ii) such termination is determined in good faith by the board of directors of the Borrower to be in the best interests of the Borrower and (iii) such termination is not disadvantageous to the Lenders.

                  (d) Maintenance of Insurance. The Borrower will and will cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses.

                  (e) Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and cause the Company and each of the Borrower's Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Company, the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and to discuss their affairs, finances and accounts with their officers and independent certified public accountants (provided that representative(s) of the Borrower shall be entitled to be included in or present at any such discussions with such accountants), all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Borrower shall keep and maintain, and cause the Company and each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

             SECTION 5.2. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, without the written consent of the Majority
        Lenders:

                  (a) Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

                  (i)       the Borrower and the Subsidiary
             Guarantors may become and remain liable with respect to the Obligations;

                  (ii) the Borrower and its Subsidiaries may become and remain liable with respect to unsecured Debt (in addition to Debt otherwise permitted by this Section 5.02(a)) in an aggregate outstanding principal amount which, when added to the aggregate liability of the Borrower and its Subsidiaries with respect to Contingent Obligations incurred pursuant to Section 5.02(d)(vi), does not exceed $25,000,000;

                  (iii)     any wholly-owned Subsidiary of the
             Borrower other than any Foreign Subsidiary may become and remain liable with respect to Debt to the Borrower; provided that any payment by any Subsidiary Guarantor of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Debt owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

                  (iv) the Borrower and its Subsidiaries, as applicable, may remain liable with respect to the Debt described in SCHEDULE 5.02(A) annexed hereto and with respect to any renewals, refundings or refinancings thereof to the extent that any such renewal, refunding or refinancing does not increase the original principal amount thereof or grant collateral security not provided for under terms of the original Debt as of the Effective Date;

                  (v)       the Borrower and the Subsidiary
             Guarantors may become and remain liable with respect to the Senior Notes and any renewals, refundings or refinancings of all or any part of the Senior Notes consummated on terms and conditions acceptable to each of the Lenders (which terms shall include, without limitation, no amortization, mandatory prepayments or other required payments shall be required prior to ninety-one (91) days after the Termination Date);

                  (vi) Universal Coach Parts, Inc. may become and remain liable under that certain promissory note dated April 17, 1995, in the principal amount of $890,000 payable to Billingsley Parts and Equipment, Inc.; provided the principal amount outstanding thereunder at no time exceeds $890,000;

                  (vii) one or more of the Borrower's Foreign Subsidiaries organized under the laws of Canada or any Canadian Province may become and remain liable with respect to Debt in an aggregate principal amount not exceeding U.S. $25,000,000 (or the Canadian equivalent thereof) (the "Canadian Debt"), which aggregate amount shall include any such Debt outstanding on the date hereof or any renewal, refunding or refinancing thereof and any such Debt advanced by the Borrower, and the Borrower may become and remain liable with respect to any guaranty of the Canadian Debt; and

                  (viii) subject to Section 2.07(b)(iii)(B), the Borrower may become and remain liable with respect to unsecured Debt incurred pursuant to a Financing consummated on terms and conditions acceptable to each of the Lenders (including, without limitation, amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies and, if applicable, subordination terms).

                  (b)       Liens, Etc.  The Borrower will not
        create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their properties, whether now owned or hereafter acquired, or assign, or permit any of such Persons to assign, any right to receive income, in each case to secure or provide for the payment of any Debt or Contingent Obligations of any Person; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:

                        (i)      Permitted Encumbrances; and

                       (ii) Liens, if any, created and existing in favor of the Administrative Agent, for the ratable benefit of the Lenders.

                       (c) Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

                        (i) the Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

                       (ii) the Borrower may make intercompany loans to its wholly-owned Subsidiary Guarantors and to its Foreign Subsidiaries organized under the laws of Canada or any Canadian Province (subject to the limitation set forth in Section 5.02(a)(vii));

                      (iii) the Borrower and its Subsidiaries may continue to own the Investments owned by them as of the date hereof, including Investments in the Subsidiaries of the Company listed on SCHEDULE 4.01(B) annexed hereto and those Investments described in
                  SCHEDULE 5.02(C) annexed hereto;

                       (iv) the Borrower and its Subsidiaries may in the ordinary course of business consistent with past practice (including, without limitation, practices relating to international joint ventures) make and maintain other Investments; provided that (A) except as permitted in accordance with Section 5.02(l), such Investments shall not include investments in Dina or any of its Subsidiaries (other than the Borrower and its Subsidiaries) and (B) the aggregate outstanding amount of such Investments shall not at any time exceed $15,000,000;

                       (v)      MCIL may make Investments in its
                  Subsidiaries; and

                       (vi)     the Borrower or any of its
                  Subsidiaries may hold the promissory note dated November 29, 1994 in the original principal amount of $3,152,150 from NovaBus of America, Inc. as partial consideration of the Borrower's sale of its transit bus business as conducted by Transit Bus International, Inc. (formerly known as Transportation Manufacturing Corporation); provided that payment of all principal and interest owing under such promissory note is at all times supported by an irrevocable standby letter of credit issued to the Borrower or any Subsidiary holding such promissory note by a commercial bank having, as of the Effective Date and as of the date of issuance of any replacement letter of credit, a rating of A and A2, as applicable, or better from S&P and Moody's.

                       (d) Contingent Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain, directly or indirectly, liable with respect to any Contingent Obligations, except:

                        (i) the Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in favor of bonding companies, incurred in the ordinary course of business consistent with past practice, with respect to performance and warranty bonds in an aggregate outstanding amount not exceeding $25,000,000 plus the aggregate principal amount of additional performance or warranty bonds, up to an amount not exceeding $180,000,000, required in relation to orders for coaches received from the New Jersey Transit Authority or similar requests for coaches by other municipal agencies after the date hereof; provided that, in the case of any such Contingent Obligations, any credit support therefor shall be in such forms and amounts as are reasonably consistent with past practice;

                       (ii) the Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in favor of bonding companies, incurred in the ordinary course of business consistent with past practice, with respect to bid bonds and other types of bonds listed on SCHEDULE 5.02(D);

                      (iii) the Borrower may become and remain liable with respect to Currency Agreements and Interest Rate Agreements in the ordinary course of business pursuant to which Borrower has hedged actual interest rate or foreign currency exposure and which are non-speculative;

                       (iv)      the Borrower may become and remain
                  liable under guaranties of the Debt of any of the Borrower's Foreign Subsidiaries organized under Canadian law, provided that the aggregate outstanding amount of such guarantied Debt shall be treated as an Investment and permitted only to the extent permitted under Section 5.02(c);

                        (v) the Borrower and its Subsidiaries may remain liable with respect to Contingent Obligations existing as of the date hereof and listed on SCHEDULE 5.02(A);

                       (vi) the Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations (in addition to Contingent Obligations otherwise permitted by this Section 5.02(d)) incurred in the ordinary course of business consistent with past practice (excluding any guaranties of the obligations of any Foreign Subsidiary), provided that the Borrower's and its Subsidiaries' aggregate liability with respect to such Contingent Obligations, when added to the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries incurred pursuant to Section 5.02(a)(ii), does not exceed $25,000,000;

                      (vii) the Subsidiary Guarantors may become and remain liable under the Guaranties and under guaranties of the Senior Notes; and

                     (viii) the Borrower and its Subsidiaries may become and remain liable under Financial Guaranties to the extent such Financial Guaranties are otherwise permitted under Section 5.03(a).

                       (e)       Restrictions on Fundamental Changes.
             The Borrower shall not, and shall not permit any of its Subsidiaries to, alter its corporate, capital or legal structure, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                        (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any wholly-owned Subsidiary of the Borrower (provided that such wholly-owned Subsidiary is a Subsidiary Guarantor), or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any wholly-owned Subsidiary of the Borrower that is a Subsidiary Guarantor; provided that, in the case of such a merger or consolidation, the Borrower or such wholly-owned Subsidiary shall be the continuing or surviving corporation; and provided further that any wholly-owned Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other wholly-owned Subsidiary that is not a Subsidiary Guarantor;

                       (ii) any Subsidiary of the Borrower may merge or consolidate with any other Person, or the Borrower or any Subsidiary of the Borrower may acquire the business, property, assets or outstanding capital stock of such other Person, provided (A) that the entity surviving any such merger or consolidation or, in the case of any acquisition of stock, the issuer of such stock will, upon giving effect to such merger, consolidation or acquisition, be (1) a wholly-owned Subsidiary of the Borrower and (2) a guarantor of the Obligations pursuant to the terms of a Guaranty, and
                  (B) that, after giving effect to such merger, consolidation or acquisition, the Company, the Borrower and their respective Subsidiaries are in compliance with all of their respective covenants and agreements set forth in this Agreement;

                      (iii) the Borrower and its Subsidiaries may in each calendar year sell, lease, transfer or otherwise dispose of assets and properties (other than stock of their Subsidiaries) having an aggregate fair market value not in excess of 5.0% of the Borrower's consolidated total assets calculated as of the beginning of such calendar year; provided that the consideration received for such assets or properties shall be in an amount at least equal to the fair market value thereof; provided further that (A) dispositions of inventory (including, without limitation, sales or leases of buses or coaches which may or may not be included in inventory) in the ordinary course of business, (B) any disposition of assets expressly permitted under clause (iv) below, (C) any dispositions of plant, equipment and inventory used in the transit bus manufacturing and remanufacturing businesses of the Borrower and its Subsidiaries in connection with the discontinuation and liquidation of such businesses and
                  (D) the Borrower's or any of its Subsidiary's sale of its interests (as lessor) under any leases of buses and/or coaches to customers in the ordinary course of business and/or sales of any assets underlying such leases, shall be excluded in determining compliance with the foregoing 5.0% limitation; and

                       (iv) note, lease and other receivables (but not trade receivables) of the Borrower's Subsidiaries may be sold in arms-length transactions that are customary for receivables financings, including, among others, securitization transactions, which sales may be on a non-recourse basis or on a limited recourse basis; provided that any Contingent Obligations arising from any such recourse or limited recourse must be permitted under Section 5.02(d) and that the terms of any limited recourse sale shall be consistent with past practice.

                       (f)       Disposal of Subsidiary Stock.  The
             Borrower shall not:

                           (i)   directly or indirectly sell, assign,
                  pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

                           (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of any of its Subsidiaries (including such Subsidiary), except to the Borrower, Subsidiary Guarantor, or to qualify directors if required by applicable law.

                       (g) Plan Terminations. The Borrower will not, and will not permit any ERISA Affiliate to, terminate any Pension Plan so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC individually or in the aggregate in excess of $5,000,000, or permit to exist any occurrence of an event or condition which reasonably presents a material risk of a termination by the PBGC of any Pension Plan with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC individually or in the aggregate in excess of $5,000,000.

                       (h) Employee Benefit Costs and Liabilities. The Borrower will not, and will not permit any ERISA Affiliate to, create or suffer to exist, (i) any Insufficiency with respect to a Pension Plan, any Withdrawal Liability with respect to a Multiemployer Plan or any unfunded liabilities with respect to a Foreign Pension Plan if, immediately after giving effect thereto, such Insufficiencies, Withdrawal Liabilities and unfunded liabilities of all Pension Plans, Multiemployer Plans and Foreign Pension Plan, respectively, of the Borrower and its ERISA Affiliates exceeds $5,000,000, (ii) except as provided in Section 4980B of the Code and except as provided under the terms of any employee welfare benefit plans (A) in effect as of the date hereof or (B) provided from time to time pursuant to the terms of collective bargaining agreements, any employee benefit plan to provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliate unless the Borrower and/or any of its ERISA Affiliates are permitted to terminate such benefits pursuant to the terms of such employee benefit plan, (iii) any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived, (iv) any failure to pay any required installment or any other payment required under
             Section 412 of the Code that is reasonably likely to result in the imposition of a lien under Section 412(n) of the Code or (v) any failure to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto.

                       (i)       No Restrictions on Subsidiary
             Distributions to Borrower or Other Subsidiaries. Except for encumbrances and restrictions that are identical to, or less restrictive than, those provided in this Agreement and except pursuant to the Canadian Debt, the Borrower will not, and will not permit the Company or any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower.

                       (j)       Restricted Junior Payments.  The
             Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

                           (i) the Borrower may make the Dina
                       Distribution, provided that (a) any portion of the Dina Distribution not paid on the Effective Date shall be paid in a single payment on or before March 31, 1997, (b) on the date of such payment, no Event of Default or Potential Event of Default shall have occurred or be continuing, or would result therefrom, and (c) prior to the date of any such payment after the Effective Date, the Borrower shall deliver to the Administrative Agent a financial condition certificate signed by the chief financial officer or treasurer of the Borrower certifying that the Borrower is Solvent after giving effect to such payment and attaching thereto financial projections and a pro forma "fair value" balance sheet of the Borrower and its Subsidiaries supporting such certification, which certificate and attachments shall be in form and substance satisfactory to each of the Lenders; and

                            (ii) as long as (a) no Event of Default or
                       Potential Event of Default shall have occurred or be continuing, or would result therefrom, and (b) one of the following (a "Dividend Release Event") shall have occurred:

                  (1) the Senior Notes shall have been refinanced on terms and conditions acceptable to the Administrative Agent and the Lenders and principal payments with respect to such refinancing indebtedness shall commence not earlier than ninety-one (91) days after the Termination Date;

                  (2) all principal payments on the Senior Notes shall have been deferred until at least ninety-one (91) days after the Termination Date; or

                  (3) the Borrower shall have received Net Cash Proceeds of at least $25,000,000 from a Financing, which Net Cash Proceeds shall have been applied either to the prepayment of the Obligations pursuant to
                       Section 2.07(b)(iii)(B) or to the prepayment of principal payments on the Senior Notes which are payable prior to ninety-one (91) days after the Termination Date, and the principal payments with respect to such Financing shall commence not earlier than ninety-one (91) days after the Termination Date;

             then the Borrower may (A) declare and pay ordinary dividends on its outstanding common stock in such amounts as may be determined by its Board of Directors and (B) make other distributions (including, without limitations, dividends on preferred stock and payments for the redemption or repurchase of common or preferred stock) provided that the aggregate amount of all such distributions from and after the date hereof does not exceed 50% of cumulative Consolidated Net Income determined for all fiscal quarters ending after the occurrence of a Dividend Release Event but prior to the date of such distribution.

                       (k) Conduct of Business; Transfer of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) engage in any business other than lines of business in which the Borrower and its Subsidiaries, taken as a whole, are engaged in on the date hereof or (ii) transfer or convey any of its or their assets to the Company, other than cash in respect of Restricted Junior Payments permitted by Section 5.02(j) or tax-related payments permitted by Section 5.02(l).

                       (l)       Transactions with Affiliates.  The
             Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or any Affiliate of the Company, the Borrower or with any director, officer or employee of any such Person, except (a) ordinary course compensation arrangements pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and consistent with past practice in effect at such time as the common stock of the Company was publicly traded; (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate, director, officer or employee; (c) transactions arising from tax sharing arrangements among the Company, the Borrower and the Borrower's Subsidiaries, provided that pursuant to such arrangements the Borrower and its Subsidiaries shall not be obligated to make distributions to the Company in an amount in excess of the amount calculated pursuant to SCHEDULE 5.02(L) minus any amounts in respect of tax liabilities of the Company and its Subsidiaries paid directly by the Borrower or any of its Subsidiaries to any governmental entity; (d) transactions arising from the Borrower's cash management system, so long as title and dominion of the Borrower's and its Subsidiaries' accounts remain in the name of the Borrower and its Subsidiaries, all amounts held in such accounts are accessible by the Borrower and its Subsidiaries and not more than $5,000,000 is at any time held in such accounts; (e) transactions relating to licenses of trade names, technology and other intellectual property; (f) the payment of management fees at a time when no Event of Default or Potential Event of Default has occurred and is continuing to Dina of not more than $500,000 in the aggregate in any calendar year plus reasonable out-of-pocket expenses incurred by Dina in an amount not exceeding $500,000 in any calendar year; (g) joint ventures and other operating arrangements with Dina and its Subsidiaries the terms of which have been determined by the Borrower's board of directors in good faith to be fair and reasonable from the perspective of the Borrower and/or its Subsidiaries. Notwithstanding any provision of this Section 5.02(l) to the contrary, the Borrower and its Subsidiaries shall not (i) purchase, from Dina or any of its Subsidiaries (excluding the Borrower and its Subsidiaries) or Affiliates, any buses, coaches or other goods to be held in inventory if, upon giving effect to such purchase, the aggregate amount (valued at cost) of such inventory (excluding any buses or coaches sold and financed by the Borrower and any buses or coaches leased by the Borrower as lessor in the ordinary course of business) held by the Borrower and its Subsidiaries would exceed $20,000,000 at any time, or (ii) in connection with purchases permitted by clause (i) above, make payments therefor in advance of receipt of the inventory or provide commercial letters of credit for the account of the Borrower or any of its Subsidiaries and for the benefit of Dina or any of its Subsidiaries (excluding the Borrower and its Subsidiaries) in an aggregate amount that would exceed $7,500,000 at any time.

                       (m) Management Contracts. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or modify the Management Contracts.

                  SECTION 5.3.  FINANCIAL COVENANTS.

                       (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than the ratios set forth below at any time during the periods set forth below:

              Applicable Period                        Maximum Ratio

              Effective Date - March 30, 1997          4.25 to 1.00

              March 31, 1997 - December 30, 1997       3.75 to 1.00

              December 31, 1997 - December 30, 1998    3.25 to 1.00

              At all times thereafter                  3.00 to 1.00

                       (b)       Fixed Charge Coverage Ratio.  The
             Borrower will not permit the ratio ("Fixed Charge Coverage Ratio) of (i) the sum of Consolidated EBITDA minus Consolidated Capital Expenditures plus Consolidated Rental Payments to (ii) the sum of Consolidated Interest Expense plus Consolidated Rental Payments plus payments (but not prepayments) made with respect to scheduled amortization of all Debt of the Borrower and its Subsidiaries during such period plus consolidated cash tax expense with respect to income taxes of the Borrower and its consolidated Subsidiaries (whether paid directly or indirectly) plus the aggregate amount of cash dividends (or similar Restricted Junior Payments) other than the Dina Distribution paid during such period with respect to the Borrower's Capital Stock, determined as of the last day of each fiscal quarter for the four fiscal quarter period then ended, to be less than 1.40 to 1.00 as of the last day of any fiscal quarter; provided, if the Borrower does not refinance the Senior Notes and/or defer all principal payments thereon until at least ninety-one days after the Termination Date, in either case by March 30, 1998, then the Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter for the four fiscal quarter period then ended to be less than:

                       (i) 1.05 to 1.00 for the fiscal quarters ending March 31, 1998 through December 31, 1998; and

                       (ii) 1.25 to 1.00 for the fiscal quarter ending March 31, 1999 and each fiscal quarter thereafter.

                       (c) Capitalization Ratio. The Borrower shall not permit the Capitalization Ratio to exceed 0.50 to
             1.00 at any time.

                       (d) Net Worth. The Borrower shall not at any time permit Consolidated Net Worth to be less than $250,000,000, plus 40% of cumulative Consolidated Net Income (including, for purposes of this Section, any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan and any net extraordinary gains or net extraordinary losses) for each quarter ending after the date hereof plus 100% of the aggregate proceeds received by the Company, the Borrower or any of its Subsidiaries through the issuance and sale of any shares of its Capital Stock after the date hereof; provided that no effect shall be given to Consolidated Net Income for any quarter to the extent it is negative.

                                      ARTICLE VI
                                   EVENTS OF DEFAULT

                  SECTION 6.1.  EVENTS OF DEFAULT.  If any of the
             following events ("Events of Default") shall occur and be continuing:

                       (a)       The Borrower shall fail to pay any
             principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or

                       (b) Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                       (c)       The Borrower shall fail to perform
             or observe (i) any term, covenant or agreement contained in Section 5.01(c), Section 5.01(e), Section 5.02 (other than subsection (b) and (d) thereof) or Section
             5.03 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains, or should have obtained, knowledge of such breach; or

                       (d)       The Borrower or any of its
             Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $5,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or any such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                       (e)       The Borrower or any of its
             Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

                       (f)       Any judgment or order for the
             payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order shall not be satisfied, bonded or stayed for any period of 10 consecutive days; or

                       (g) Any Subsidiary Guarantor shall seek to revoke its guaranty of the Obligations; or any provisions of any Guaranty shall at any time for any reason cease to be valid and binding on any Subsidiary Guarantor (to the extent such Subsidiary Guarantor is a party to such Guaranty); or any Subsidiary Guarantor shall so state in writing; or

                       (h)       (i)       Any ERISA Event with
                  respect to a Pension Plan shall have occurred and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent,
                  (x) such ERISA Event shall still exist and (y) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Pension Plan with respect to which an ERISA Event described in clause (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

                       (ii) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 and such Withdrawal Liability shall remain unpaid, or payment thereof shall not be stayed pending any judicial review or challenge relating to such Withdrawal Liability, for a period of 10 consecutive days; or

                      (iii) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV or ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000; or

                      (iv) The plan administrator of any Single Employer Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject Borrower of any ERISA Affiliate to a liability in excess of $5,000,000; or

                  (i) The Borrower shall fail to pay such fees as have been mutually agreed upon between the Borrower and the Arranger or the Administrative Agent in relation to this Agreement within five days of the date due;

                  (j) The following officers of the Borrower and its Subsidiaries and Affiliates shall be terminated from employment, or shall no longer be performing their current functions, in the respective positions set forth below at any time during the term of this Agreement for any reason whatsoever other than at any such officer's own election: (a) both of the Borrower Financial Officers; (b) either of the Borrower Financial Officers and any two of the Other Executive Officers; or (c) any three of the Other Executive Officers;

        Borrower Financial Officers:

        Treasurer                               Albert J. Abram
        Controller                              Jeffrey Sanders

        Other Executive Officers:

        Borrower            Chief Operating Officer      James P. Bernacchi
        Borrower            Chief Financial Officer      Jose L. O. Caballero
        Universal Coach
          Parts, Inc.       President                    Jerry W. Bost
        Dina                Chairman                     Rafael Gomez Flores
        Dina                Director of Legal Affairs    Guillermo Kareh Aarun
        Dina                Commercial Director          Gamaliel Garcia Cortes
        Hausman Bus         Vice President - Sales and   Francois Bouffard
          Sales, Inc.       Marketing - U.S. and Canada

             then (i) upon the occurrence and during the continuance of any Event of Default described in the foregoing
             Section 6.01(e) each of (x) the unpaid principal amount of and accrued interest on the Advances, (y) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) and
             (z) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and the obligation of each Lender to make any Advance, the obligation of the Swing Line Bank to make any Swing Line Loan and the obligation of any Lender or NBD Bank to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, or upon the written request of Majority Lenders shall, by written notice to the Borrower (1) declare all of the Advances to be, and an amount equal to the amounts described in clauses (x) through (z) above to be, and the same shall forthwith become, due and payable, together with accrued interest thereon, and/or (2) terminate the obligation of each Lender to make any Advance, the obligation of the Swing Line Bank to make any Swing Line Loan and the obligation of any Lender or NBD Bank to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders to purchase from the Swing Line Bank participations in the Swing Line Loans as provided in
             Section 2.03 or the obligations of Lenders to purchase from any Issuing Lender participations in the unreimbursed amount of any drawings under any Letters of Credit as provided in Section 2.04(d). So long as any Letter of Credit shall remain outstanding, any amounts described in clause (y) above with respect to such Letter of Credit, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to such documentation as the Administrative Agent shall request, as cash collateral for the obligation of the Borrower to reimburse the applicable Issuing Lender in the event of any drawing under such Letter of Credit, and so much of such funds shall at all times remain on deposit as cash collateral as aforesaid as shall equal the maximum amount available at any time for drawing under all Letters of Credit (the "Maximum Available Amount"); provided that, in the event of cancellation or expiration of any Letter of Credit or any reduction in the Maximum Available Amount, the Administrative Agent shall apply the difference between the Maximum Available Amount immediately prior to such cancellation, expiration or reduction and the Maximum Available Amount immediately after such cancellation or reduction, first, to the payment in full of the outstanding Obligations, and second, to the Borrower or to such other Person who may be lawfully entitled to receive such funds or as a court of competent jurisdiction may direct.

                                    ARTICLE VII
                             THE ADMINISTRATIVE AGENT

                  SECTION 7.1. APPOINTMENT; NATURE OF RELATIONSHIP. NBD Bank is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

                  SECTION 7.2. POWERS. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

                  SECTION 7.3.  GENERAL IMMUNITY.  Neither the
             Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

                  SECTION 7.4.  NO RESPONSIBILITY FOR LOANS,
             CREDITWORTHINESS, RECITALS, ETC. Neither the Administrative Agent nor any of its directors, officers, affiliates, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
             (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Event of Default or Potential Event of Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company, the Borrower or any of their respective Subsidiaries.

                  SECTION 7.5. ACTION ON INSTRUCTIONS OF LENDERS. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Majority Lenders (unless all of the Lenders are expressly required pursuant to the terms of this Agreement), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

                  SECTION 7.6.  EMPLOYMENT OF AGENTS AND COUNSEL.
             The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

                  SECTION 7.7. RELIANCE ON DOCUMENTS; COUNSEL. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

                  SECTION 7.8.  THE ADMINISTRATIVE AGENT'S
             REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitment (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Administrative Agent.

                  SECTION 7.9. RIGHTS AS A LENDER. With respect to its Commitment, Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries or Affiliates in which such Person is not prohibited hereby from engaging with any other Person.

                  SECTION 7.10. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

                  SECTION 7.11. SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be an Eligible Assignee. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

                  SECTION 7.12.  LOAN DOCUMENTS.  Each of the
             Lenders, by its execution hereof or acceptance of the benefits hereof, hereby appoints the Administrative Agent hereunder (including any successor Administrative Agent) as its Administrative Agent for the purpose of executing and delivering, and accepting the delivery of, any Guaranty and hereby authorizes the Administrative Agent, as such Lender's Administrative Agent, to enter into such Loan Documents on behalf of and for the benefit of the Lenders with the understanding that each Lender and the Administrative Agent shall be bound thereby. The Administrative Agent shall not enter into any amendment or modification of any such Loan Document without the prior written consent of Majority Lenders. Each of the Lenders and the Administrative Agent agree that no Lender shall have any right individually to enforce any Guaranty, it being agreed and understood that all rights and remedies available to the Lenders and the Administrative Agent thereunder shall be exercised by the Administrative Agent, for the benefit of itself and the Lenders in accordance with the terms of such Loan Documents and this Agreement. Each of the Lenders and the Administrative Agent agree that all rights and remedies available to the Lenders and the Administrative Agent shall be exercised by the Administrative Agent, for the benefit of the Lenders in accordance with the terms of this Agreement and the other Loan Documents.

                                   ARTICLE VIII
                                   MISCELLANEOUS

                  SECTION 8.1. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any mandatory reduction in the Commitments or payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this
             Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and provided still further that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, affect the rights and duties of the Swing Line Bank; and provided still further that no amendment, waiver or consent shall, unless in writing signed by each Issuing Bank having issued an outstanding Letter of Credit, affect the rights and duties of such Issuing Bank with respect to any such Letter of Credit.

                  SECTION 8.2. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Company or the Borrower, at their address at 1850 North Central Avenue, 9th Floor, Phoenix, Arizona 85004,
             Attention: Treasurer; if to any Lender named on SCHEDULE
             1.01 hereto, at its Domestic Lending Office specified opposite its name on SCHEDULE 1.01 hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent,
             (A) for all notices and communications relating to assignments, borrowings or repayments, including, without limitation, any Notice of Borrowing, Notice of Conversion/Continuation or notice of repayment or prepayment, at its address at NBD Bank, 611 Woodward Avenue, Detroit, Michigan 48226, Attention: Kathy Boles with a copy of any such Notice of Borrowing or notice of repayment or prepayment being sent by telecopy to NBD Bank, telecopier number 313-225-2747, Attention: Kathy Boles, and (B) for legal notices at Sidley & Austin, One First National Plaza, Chicago, Illinois 60603
             Attention: Douglas H. Williams, telecopier number 312-853-7036; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when personally delivered, mailed, telecopied, telegraphed, telexed or cabled, be effective when personally delivered, after five (5) days after being deposited in the mails, when delivered to the telegraph company, when confirmed by telex answerback or when delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

                  SECTION 8.3. NO WAIVER; REMEDIES. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.4.  COSTS, EXPENSES AND INDEMNIFICATION.

                  (a) Expenses. The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent and the Arranger, which attorneys and paralegals may be employees of the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Administrative Agent, promptly after the Administrative Agent's request therefor, for each audit or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Administrative Agent's then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Administrative Agent in the performance of such audit or analysis. Administrative Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 8.04(A).

                  (b) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent's, Arranger's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

                       (i) this Agreement, the other Loan Documents,
                  or any act, event or transaction related or attendant thereto, the making of the Advances, the making of the Dina Distribution and the issuance of and participation in Letters of Credit hereunder, the management of such Advances or Letters of Credit, the use or intended use of the proceeds of the Advances or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

                       (ii) any liabilities, obligations,
                  responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any environmental, health or safety requirements of law arising from or in connection with the past, present or future operations of the Company, the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the release or threatened release of any contaminant or hazardous substance into the environment (collectively, the "Indemnified Matters");

             provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

                  (c) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Company, the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Loan Documents or in connection with the Dina Distribution (whether or not the Administrative Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

                  (d) Survival of Agreements. The obligations and agreements of the Borrower under this Section 8.04 shall survive the termination of this Agreement.

                  SECTION 8.5. RIGHT OF SET-OFF. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

                       Notwithstanding any other provision of this
             Agreement, if (i) any Event of Default is then occurring or (ii) the Administrative Agent has declared the Advances due and payable pursuant to the provisions of
             Section 6.01, any Lender that sets off any such deposits or other indebtedness held or owing to such Lender, shall share the amount recovered by such Lender through such set-off with the other Lenders and the holders of the Senior Notes by purchasing participations in amounts outstanding under this Agreement (including, without limitation, Letters of Credit) and the Senior Notes, so that the amounts owing to each such Person under this Agreement (including, without limitation, the maximum amount that may be drawn under all outstanding Letters of Credit) and the Senior Notes are ratably reduced based on the aggregate of such amounts owing to all such Persons; provided, however, that if all or any portion of the amount recovered by any such set-off is thereafter recovered from such purchasing Lender, such purchase from each Lender and each holder of the Senior Notes shall be rescinded to the extent of such recovery and each Lender and Senior Noteholder shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's or Senior Noteholder's ratable share (according to the proportion of (i) the amount of such Lender's or Senior Noteholder's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Borrower and the Lenders acknowledge that the provisions of this paragraph are for the benefit of the holders of the Senior Notes and that this paragraph may not be amended without the consent of the holders of a majority of the principal amount outstanding under the Senior Notes.

                  SECTION 8.6. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Borrower, the Administrative Agent and each Lender, and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

                  SECTION 8.7.  ASSIGNMENTS AND PARTICIPATIONS.
             (a) Each Lender may assign to another Lender or, with the consent of the Borrower (which consent shall not be unreasonably withheld), to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its participations in Letters of Credit, its participations in Swing Line Loans and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) after giving effect to any such assignment, (1) the assigning Lender shall no longer have any Commitment or (2) the amount of the assignment shall not be less than $5,000,000 (or after the occurrence of and during the continuance of an Event of Default such lesser amount to which the Administrative Agent has agreed), (iii) each such assignment shall be to an Eligible Assignee consented to by the Agent (which consent will not be unreasonably withheld), and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of $3,500. Notwithstanding the foregoing, no consent of the Borrower shall be required for any assignment made (i) as part of the primary syndication of the Commitments and Obligations or
             (ii)after the occurrence and during the continuance of an Event of Default. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and
             (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any Lender may at any time pledge or assign all or any portion of its rights hereunder to a Federal Reserve Bank without satisfying the requirements of clauses (i) through
             (iv) above; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

                       (b)       By executing and delivering an
             Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
             (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary Guarantor or the performance or observance by the Borrower or any Subsidiary Guarantor of any of its obligations under any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
             (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                       (c)       The Administrative Agent shall
             maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                       (d)       Upon its receipt of the required
             recordation fee, an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, and upon any necessary consent of the Borrower thereto, which consent shall not be unreasonably withheld, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT A hereto, (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

                       (e) Each Lender may sell participations to one or more banks or other financial institutions in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its participations in Letters of Credit, its participation in Swing Line Loans and the Advances owing to it; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advance for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, and (v) no Lender shall grant any participation under which the participant shall have rights to require such Lender to take or omit to take any action hereunder or under the other Loan Documents or approve any amendment to or waiver of this Agreement or the other Loan Documents, except to the extent such amendment or waiver would: (A) extend the Termination Date; or (B) reduce the interest rate or the amount of principal or fees applicable to Advances or the Commitment in which such participant is participating.

                       (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower, the Company or any Guarantor furnished to such Lender by or on behalf of the Borrower, the Company or any Guarantor; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower, the Company or any Guarantor received by it from such Lender.

                  SECTION 8.8. GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT OR ANY LENDER, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

                  SECTION 8.9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  SECTION 8.10.  CONSENT TO JURISDICTION; SERVICE OF
             PROCESS.

                  (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION
             (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                  (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION
             (B).

                  (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, INC., THE BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS 208 SOUTH LASALLE STREET, SUITE 1925, CHICAGO, ILLINOIS 60604, AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

                  SECTION 8.11.  WAIVER OF TRIAL BY JURY; WAIVER OF
             BOND; ADVICE OF COUNSEL.      (A)  WAIVER OF JURY TRIAL.
             EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement for each such party to enter into a business relationship, that such parties have already relied on this waiver in entering into this Agreement and that each such party will continue to rely on this waiver in its future dealings with the other parties hereunder. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, RESTATEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

                  (B) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

                  (C)  ADVICE OF COUNSEL.  EACH OF THE PARTIES
             REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS
             DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTIONS 8.10 AND 8.11, WITH ITS COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY IS ENTERING INTO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION THE WAIVERS IN SUCH
             PROVISIONS.

                  SECTION 8.12. CONFIDENTIALITY. Each of the Lenders and Administrative Agent shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower or any of its Subsidiaries in accordance with their customary procedures for handling confidential information but shall be permitted to make disclosures reasonably requested by any bona fide assignee or participant (which disclosures shall be subject to Section 8.07(f)) or by any governmental agency or any disclosures required by law.

                  SECTION 8.13. AGREEMENT REGARDING LETTERS OF CREDIT. Each Lender hereby agrees for the benefit of each other Lender that it will not issue standby letters of credit for the account of the Borrower, or letters of credit for the account of any Subsidiary of the Borrower that are guaranteed by the Borrower, other than Letters of Credit issued by such Lender as an Issuing Lender hereunder.

                  SECTION 8.14. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the other Loan Documents.

                  SECTION 8.15. RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances (other than payments expressly stated to be payable to a specific Lender or on a non-pro-rata basis) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the Obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                  SECTION 8.16.  APPLICATION OF PAYMENTS.  The
             Administrative Agent shall, unless otherwise specified at the direction of the Majority Lenders which direction shall be consistent with the last sentence of this Section 8.16, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

                       (A)  first, to pay interest on and then
                  principal of any portion of the Advances which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

                       (B) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

                       (C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Swing Line Bank, the Lenders and the Issuing Lenders;

                       (D) fourth, to pay interest due in respect of
                  Swing Line Loans;

                       (E) fifth, to pay interest due in respect of
                  Advances (other than Swing Line Loans) and
                  Obligations with respect to Letters of Credit;

                       (F) sixth, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

                       (G) seventh, to the ratable payment or
                  prepayment of principal outstanding on Advances (other than Swing Line Loans) and Obligations in respect of Letters of Credit in such order as the Administrative Agent may determine in its sole discretion;

                       (H) eighth, to provide cash collateral, if any,
                  required with respect to any of the Obligations under this Agreement; and

                       (I) ninth, to the ratable payment of all other
                  Obligations.

             Unless otherwise designated (which designation shall only be applicable prior to the occurrence of an Event of Default) by the Borrower, all principal payments in respect of Advances (other than Swing Line Loans) shall be applied first, to repay outstanding Base Rate Advances, and then to repay outstanding Eurodollar Rate Advances with those Eurodollar Rate Advances which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 8.16 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the Issuing as among themselves. The order of priority set forth in clauses (C) through (I) of this Section 8.16 may at any time and from time to time be changed by the Majority Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) and (B) of this Section 8.16 may be changed only with the prior written consent of the Administrative Agent.

                  SECTION 8.17. RELATIONS AMONG LENDERS. Except with respect to the exercise of set-off rights of any Lender in accordance with Section 8.05, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Majority Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to
             Section 8.15, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Advance made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

                    [Remainder of Page Intentionally Left Blank]


                  IN WITNESS WHEREOF, the parties hereto have caused
             this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                           Borrower:

                                           TRANSPORTATION MANUFACTURING
                                           OPERATIONS, INC.

                                           By_____________________
                                                Name:
                                                Title:

             Commitment                         Administrative Agent,
                                                Swing Line Bank,
                                                Issuing Lenders and
                                                Lenders:

             $125,000,000                       NBD BANK, as
                                                Administrative Agent,
                                                Swing Line Bank,
                                                Issuing Lender and a
                                                Lender

                                           By__________________________
                                               Authorized Agent

             Signature page to Credit Agreement


                                  SCHEDULE 5.02(l)
                       Computation of Permissible Tax Payments

             For purposes of Section 5.02(l) and this Schedule 5.02(l) in respect of taxes, the following provisions shall be applicable:

                  As used herein the term "Affiliated Group" means the
             affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

                  1.  Determination of Federal Income Tax Liability.

                       For each fiscal year or part thereof (each, a
                  "Determination Period") with respect to which the Company files a consolidated federal or state income tax return and the Borrower is a member of the Affiliated Group of which the Company is the common parent corporation (the "Company Group") the Company shall determine (i) the federal income tax liability of the hypothetical Affiliated Group of which the Borrower would be the common parent corporation (the "Borrower Group") and (ii) the state liabilities of each member of the Borrower Group on a separate company or combined basis, as appropriate for such Determination Period, on a stand-alone basis taking only the income of the members of the Borrower Group into account, such determination to (i) include any benefit resulting from ordinary losses, capital losses and tax credits of the members of the Borrower Group from the current year or the carryforward of ordinary losses, capital losses and tax credits of the Borrower group from preceding years which would be utilizable under the Code or relevant state law and (ii) take into account the deductibility of state income tax for federal income tax purposes. The aggregate federal and state income tax liability for all members of the Borrower Group determined in accordance with this paragraph 1 with respect to any Determination Period is referred to as the "Borrower Group Tax Liability".

                  2.  Payment of the Borrower's Tax Liability to
                  Holdings.

                       The Borrower shall be permitted to pay to the
                  Company the lesser of (i) the Borrower Group Tax Liability for the relevant Determination Period (or reasonable estimates thereof) and (ii) the sum of (x) the amount determined by multiplying (A) the federal income tax liability of the Company Group for such Determination Period, by (B) a fraction, the numerator of which is the federal income tax liability of the Borrower Group for such Determination Period and the denominator of which is the aggregate federal income tax liabilities of each member of the Company Group having positive liability (determined in the manner described in paragraph 1 hereof) for such Determination Period, (y) with respect to each state in which members of the Borrower Group file a combined state income tax return with members of the Company Group which are not also members of the Borrower Group, the amount determined by multiplying (C) the relevant combined state tax liability of the Company Group for such Determination Period by (D) a fraction, the numerator of which is the combined hypothetical state income tax liability of the members of the Borrower Group (computed in a manner substantially similar to that set forth in paragraph 1 for such Determination Period) and the denominator of which is the combined state income tax liability of all members of the Company Group having positive liability for such Determination Period and (z) with respect to each state in which members of the Borrower Group do not file such a combined return, the aggregate separate state income tax liabilities of all of the members of the Borrower Group for such Determination Period. Such payments shall be made at such times as shall be requested by the Company, but not more frequently than quarterly. Except as provided in paragraph 3 below, the Borrower shall not have any obligation to the Company or to any other member of the Affiliated Group to pay any further amounts on account of the Company Group's tax liability, any such further amounts being the sole responsibility of the Company and the other members of the Company Group. If as a result of estimated payments or otherwise, the Borrower pays to the Company for any fiscal year an amount in excess of the amount determined under paragraph 1, the Borrower shall cause the Company to refund to the Borrower the amount of such excess no later than the date upon which the Company files the applicable consolidated federal income tax return for the Company Group. If such amount is not so refunded it shall be deducted from amounts which could otherwise be paid to the Company pursuant to Section 5.02(l) (whether in the nature of management fees (or other fees of a similar nature) or tax payments).

                  3.  Adjustments to the Borrower's Federal Income Tax
                  Liability.

                       In the event that there is an increase or
                  decrease in the amount determined under paragraph 2 for any fiscal year (whether by amended return, examination by the Internal Revenue Service, carryback or net operating loss or unused credits, or otherwise), the Borrower shall or shall cause the Company, as the case may be, to promptly make a payment to the other in the amount of such increase or decrease.